Exhibit 2.1

INTEREST PURCHASE AGREEMENT

between

THE DREW D. PELOUBET FAMILY TRUST DTD 6/29/09,

STEVEN A. ROBERTS,

GARY SALING,

as the Owners,

PJCDSG, INC.,

as the Seller,

PARTECH, INC.,

as the Buyer,

PAR TECHNOLOGY CORPORATION,

as Parent

and

DREW D. PELOUBET

Dated as of November 7, 2019

i

(Continued)

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		Page

10.14	Waiver of Jury Trial	80
10.15	Counterparts	80
10.16	Facsimile or .pdf Signature	80
10.17	Time of Essence	80
10.18	No Presumption Against Drafting Party	80
10.19	Legal Representation and Preservation of Privilege	80

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Consulting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Subordinated Promissory Note
Exhibit D	Earn-Out Addendum

Schedules
Disclosure Schedules

v

INTEREST PURCHASE AGREEMENT

INTEREST PURCHASE AGREEMENT, dated as of November 7, 2019 (this “Agreement”), between the Persons listed on the signature pages hereto as owners (each, individually, an “Owner” and collectively, the “Owners”), PJCDSG, Inc., a Florida corporation (the “Seller” and together with the Owners, each, a “Seller Party” and collectively, the “Seller Parties”), ParTech, Inc., a New York corporation (the “Buyer”), PAR Technology Corporation, a Delaware corporation (“Parent”) and, solely with respect to Sections 3.2, 3.3, 5.3, 5.4, 5.5 and 5.8 and Article X, in each case, as a Seller Party, Drew D. Peloubet.

RECITALS

A.          Prior to the date hereof, (1) the Owners contributed 100% of the issued and outstanding shares (the “Shares”) of common stock, par value $1.00, per share (the “Common Stock”) of AccSys, Inc., a Florida corporation (the “Company”), to the Seller in exchange for 100% of the issued and outstanding shares of capital stock of the Seller such that (i) the Company became a wholly-owned Subsidiary of the Seller (the “Contribution”) and (ii) the Owners became the sole stockholders of the Seller, and (2) immediately following the Contribution, the Company declared and paid a distribution of 100% of the capital stock of AfterWords to the Seller (the “Spinoff”).

B.           Following the Contribution and the Spinoff, but prior to the execution hereof, the Company converted into a Delaware limited liability company (the “Conversion”).

C.           The Seller owns 100% of the issued and outstanding limited liability company interests (the “Membership Interests”) of the Company, and the Seller is the sole member of the Company.

D.          The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Membership Interests.

E.           Contemporaneously with the execution and delivery of this Agreement by the parties hereto, each of the Owners listed on Schedule 1.1(a) of the Disclosure Schedules are entering into a consulting agreement with Buyer, in the form attached hereto as Exhibit A (the “Consulting Agreements”), each to be effective as of the Closing.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
 DEFINITIONS

1.1          Certain Defined Terms.  For purposes of this Agreement:

“Accounts Payable” means accounts payable, notes payable and other payables generated in connection with the business of the Company.

“Accounts Receivable” means accounts receivable, notes receivable and other receivables generated in connection with the business of the Company.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adjustment Escrow Amount” means $250,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“AfterWords” means AfterWords, Inc., a Florida corporation.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Closing Note, the Escrow Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby other than the Consulting Agreements.

“Audited Financial Statements” means the audited balance sheet of the Company as at December 31, 2018 and the related audited statements of income, cash flows and changes in shareholders’ equity of the Company, together with all related notes and schedules thereto, accompanied by reports thereon of the Company’s independent auditors.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Company required to be reflected as cash and cash equivalents on a balance sheet of the Company as of such date prepared in accordance with GAAP, net of (i) any outstanding checks, wires and bank overdrafts of the Company and (ii) any amounts relating to credit card receivables or Restricted Cash, in the case of each of clauses (i) and (ii), whether or not required to be reported as such under GAAP.

“Closing Note” means the subordinated promissory note issued by the Company to the Seller in an aggregate principal amount of $2,000,000 in the form attached hereto as Exhibit C.

“Company Intellectual Property” means any and all Technology and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company.

“Company Products” means all products, services and Technology offerings (including Website, mobile and tablet applications, and customer and end user interfaces) of the Company (which, for the avoidance of doubt, do not include the products, services and Technology offerings (including Website, mobile and tablet applications, and customer and end user interfaces) of AfterWords).

“Competitive Business” means the business of providing restaurants with back-office restaurant management computer software for managing single or multi-location restaurant business activity that relates to:
·             Purchasing and Inventory Management;
·             Scheduling and Labor Management;
·             Enterprise Reporting;
·             Commissary and Production Kitchen Management;
·             Manager’s Log;
·            Demand Forecasting;
·             Payroll;
·             Line Check; or
·             Invoice Imaging Management.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Deferred Revenue” means, as at a specified date, the aggregate amount of all deferred revenue of the Company as of such date calculated in accordance with GAAP.  An illustrative calculation of Deferred Revenue calculated as of December 31, 2018 is attached hereto as Schedule 1.1(b) of the Disclosure Schedules.

“Earn-Out Payment Date” has the meaning set forth on Exhibit D.

“Earn-Out Payments” has the meaning set forth on Exhibit D.

“Earn-Out Shares” has the meaning set forth on Exhibit D.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company and that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among the Buyer, the Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Estimated Cash Purchase Price” means (i) $13,000,000, plus (ii) Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) Estimated Transaction Expenses, minus (vii) the Adjustment Escrow Amount, minus (viii) the Indemnity Escrow Amount, minus (ix) Estimated Deferred Revenue.

“Fraud” means a claim for common law fraud with the intent to deceive brought against a Person based on a representation or warranty contained in this Agreement; provided, that (a) at the time of the applicable misrepresentation or omission, the Person making such misrepresentation or omission had knowledge of the inaccuracy of such misrepresentation or omission and (b) another Person acted in reliance on such misrepresentation or omission and suffered financial injury as a result of such inaccuracy.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Materials” means any material, emission, or substance that has been designated by a Governmental Authority to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials, mold, and petroleum and petroleum products or any fraction thereof.

“Immediate Family” means, with respect to any specified Person, any other Person who is an “immediate family member” of such first Person as defined in the general commentary to Section 303A.02(b) of the Listed Company Manual of the New York Stock Exchange.

“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount, accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments (including any note payable to a Seller Party or former equityholder), and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (ii) all obligations under capitalized leases with respect to which the Company is liable, determined in accordance with GAAP; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, but excluding trade payables; (iv) all liabilities with respect to any current or former employee, officer, director or equityholder of the Company that arise before or on the Closing Date, including all liabilities with respect to any Plan, all accrued salary, deferred compensation and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of the current fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company with respect to the foregoing; (v) unpaid management fees; (vi) all deposits and monies received in advance, except to the extent included in Closing Net Working Capital; (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company; (viii) all unpaid Pre-Closing Taxes (except those described in clause (i) of the definition of Pre-Closing Taxes); and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Indemnity Escrow Amount” means $420,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Intellectual Property Rights” means worldwide common law and statutory rights associated with (i) patents and patent applications of any kind, (ii) copyrights, copyright registrations and copyright applications, “moral”, “economic” and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) logos, trademarks, trade names and service marks, (v) domain names and (vi) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.

“knowledge,” with respect to a party, means the knowledge of such party, in the case of an individual, or any officer or director of such party, in the case of an entity, and, in each case, such knowledge as would be imputed to such Persons upon due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company or Parent, as applicable, or (ii) materially impairs the ability of the Seller Parties, on the one hand, or the Buyer or Parent, on the other hand, as applicable, to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that, solely with respect to the foregoing clause (i), any event, change, circumstance, occurrence, effect, result or state of facts shall not be taken into account in determining if a Material Adverse Effect exists or has occurred to the extent such event, change, circumstance, occurrence, effect, result or state of facts, directly or indirectly, arises out of or is attributable to: (A) changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (B) changes, conditions or effects that affect the industries in which the Company or Parent, as appropriate, operates; (C) changes in applicable Laws or accounting rules, including GAAP, first proposed after the date hereof; (D) the public announcement of this Agreement or the transactions contemplated hereby, include losses of employees, customers, suppliers, distributors or others having relationships with the Company (provided, that this shall not limit any representation, warranty or covenant made herein); (E) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (F) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; provided, however, that, with respect to the foregoing clauses (A), (B), (C) and (F), any such event, change, occurrence, circumstance, effect condition or state of facts may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent it disproportionately impacts the business, assets, liabilities, financial condition or results of operations of the Company or Parent, as applicable, in comparison to other participants of similar size in the same industry in which the Company or Parent, as applicable, operate.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company minus (ii) the current liabilities of the Company, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, provided, that (A) in the event of a conflict between GAAP and consistent application thereof in accordance with the Company’s historical accounting practices, GAAP shall prevail and (B) such calculations shall be subject to such differences in accounting principles, policies and procedures as are set forth on Schedule 1.1(b) of the Disclosure Schedules (the accounting principles as described in this sentence, the “Applicable Accounting Principles”); provided, however, for the avoidance of doubt, Net Working Capital shall exclude any amounts relating to or included in Cash, Indebtedness, Transaction Expenses or Deferred Revenue to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments) and shall exclude deferred Tax assets and liabilities.  An illustrative calculation of Net Working Capital calculated as of December 31, 2018 is attached hereto as Schedule 1.1(b) of the Disclosure Schedules.

“NYSE” means the New York Stock Exchange.

“Open Source” means all software and other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model.  Open Source includes any software and other material that is distributed under any license listed or that is substantially similar to any license listed at http://www.opensource.org/licenses.

“Percentage Interest” means, with respect to each Owner, the percentage of such Owner’s ownership interest in the Seller as set forth on Schedule 3.5(b) of the Disclosure Schedules.

“Parent Closing Price” means the volume weighted average price per share of the Parent Common Stock on the NYSE for the consecutive 20 trading days ending on the trading day immediately preceding the Closing Date.

“Parent Common Stock” means the common stock, $0.02 par value per share, of Parent.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date.

“Pre-Closing Taxes” means, without duplication, (i) all Taxes (or the non-payment thereof) of, or imposed on, the Company for each Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period, (ii) all Taxes of any member of an affiliated group of which the Company (or any predecessor of any of the foregoing) is or was a member on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (iii) Taxes arising from the transactions contemplated by this Agreement and the Pre-Signing Reorganization, and (iv) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing.

“Pre-Signing Reorganization” means the Contribution, the Conversion and the Spinoff.

“Purchase Price” means (i) the Estimated Cash Purchase Price, subject to adjustment in accordance with Section 2.4, plus (ii) any portion of the Earn-Out Payments actually paid to the Seller (or with respect to the Earn-Out Shares to the Owners in accordance with Section 2.7(b)), plus (iii) the Share Consideration, plus (iv) the Contingent Issuance, if any, plus (v) any amounts paid to the Seller out of the Adjustment Escrow Fund or the Indemnity Escrow Fund, plus (vi) the Closing Note.

“R&W Insurance Policy” means that certain representation and warranty insurance policy issued by QBE Specialty Insurance Co. with respect to the representations and warranties of the Seller Parties under this Agreement purchased by the Buyer in connection with the execution and delivery of this Agreement, as amended, supplemented or replaced.

“R&W Insurance Policy Cost” means the premium amount and any other costs, fees or expenses (including surplus taxes and underwriting fees) of or payable for the R&W Insurance Policy.

“Registered Intellectual Property Rights” means any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

“Registrable Securities” means the Share Consideration and the Earn-Out Shares (and any securities issued in exchange or upon conversion of the Share Consideration and the Earn-Out Shares, and any securities issued or issuable with respect to any securities described in this definition above by way of a dividend or stock split or in connection with a combination of stock, recapitalization, merger, consolidation or other reorganization); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when (i) an Owner ceases to hold such securities, (ii) a Form S-3 covering the resale of such securities has been declared effective by the SEC and such securities have been disposed of pursuant to such effective Form S-3, (iii) such securities shall be eligible to be transferred by an Owner pursuant to Rule 144 (or any successor provision) under the Securities Act without any time or volume limitations, or (iv) such securities cease to be outstanding.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means all Cash and Cash equivalents that are not freely useable and available to the Company because they are subject to restrictions, limitations or Taxes on use or distribution either by contract, for regulatory or legal purposes, or are cash and cash equivalents that are collected from customers in advance, are being held on behalf of customers as deposits or otherwise and represent a liability to such customers (other than cash or cash equivalents received in respect of Deferred Revenue).

“Retention” means the retention amount under the R&W Insurance Policy.

“Share Consideration” means a number of shares rounded up to the nearest whole number of the Parent Common Stock equal to (x) $27,000,000 divided by (y) the Parent Closing Price.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Target Net Working Capital” means $0.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, including any return, declaration, report or other statement provided or required to be provided to any Person for compliance with Code Sections 1471-1474 (including any intergovernmental agreements thereunder and any Treasury Regulations or other official interpretations with respect thereof).

“Taxes” means:  (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax receivable, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Taxing Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Technology” means any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, and records, (ii) inventions (whether or not patentable), discoveries, and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) domain names, web addresses and Websites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Seller Parties) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including the fees and expenses of StillPoint Capital, LLC); (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Company in connection with the transactions contemplated hereby, including any Taxes payable in connection with any of the foregoing, and, in each of the cases above, including any process run by or on behalf of the Company in connection with such transactions; and (vi) 50% of the R&W Insurance Policy Cost; provided, that the costs and expenses of the Contribution and the Conversion (in an amount not to exceed $7,500 without the prior written consent of the Buyer) shall not be a Transaction Expense.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, including any Taxes required to be withheld with respect to any indirect share transfer.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds Estimated Net Working Capital.

1.2          Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

401(k) Plan	7.3(j)
Agreement	Preamble
Applicable Accounting Principles	1.1
Balance Sheet	3.7(b)
Basket	8.5(b)
Business	5.4(a)(i)
Buyer	Preamble
Claim Notice	8.4(a)
Closing	2.2(a)
Closing Cash	2.4(a)
Closing Date	2.2(a)
Closing Deferred Revenue	2.4(a)
Closing Indebtedness	2.4(a)
Closing Net Working Capital	2.4(a)
Closing Transaction Expenses	2.4(a)
Code	3.11(b)
Common Stock	Recitals
Company	Recitals
Company Group Employees	5.4(a)(ii)
Company Registered Intellectual Property Rights	3.15(a)
Company Source Code	3.15(s)
Company Unregistered Intellectual Property Rights	3.15(c)
Confidential Information	5.8(b)
Confidentiality Agreement	5.8(a)
Consultants	3.12(f)
Consulting Agreements	Recitals
Contest	6.6(a)
Contingent Issuance	5.15
Contribution	Recitals
Conversion	Recitals
Customer	5.4(a)(iii)
Data Protection Laws	3.21(a)

Definition	Location

Debt Payoff Letter	7.3(h)
Direct Claim	8.4(c)
Disclosure Schedules	Article III
ERISA	3.11(a)(i)
Estimated Cash	2.3
Estimated Deferred Revenue	2.3
Estimated Indebtedness	2.3
Estimated Net Working Capital	2.3
Estimated Transaction Expenses	2.3
Excess Amount	8.7(b)
Exchange Act	4.7(a)
Final Closing Statement	2.4(a)
Financial Statements	3.7(a)
Form S-3	5.12(a)
Fundamental Representations	8.1(a)(i)
General Cap	8.5(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.4(c)
Interim Financial Statements	3.7(a)
IRS	3.11(b)
Issuance	2.7(b)
Issuance Limit	2.7(a)
Losses	8.2
Material Contracts	3.18(a)
Membership Interests	Recitals
Net Adjustment Amount	2.4(f)(i)
Notice of Disagreement	2.4(b)
Outside Date	9.1(d)
Owner, Owners	Preamble
Parent	Preamble
Parent SEC Documents	4.7(a)
Payoff Indebtedness	2.2(b)(iii)
Permits	3.9(b)
Permitted Encumbrances	3.13(a)
Personal Information	3.21(a)
Phantom Plan	5.15
Phantom Plan Participants	5.15
Plans	3.11(a)(ii)
Preliminary Closing Balance Sheet	2.3
Privileged Communications	10.19
PTO	3.15(a)
Purchase Price Allocation	6.8
Restricted Period	5.4(a)
Securities Act	4.6

Definition	Location

Seller	Preamble
Seller Party, Seller Parties	Preamble
Set-off Amount	8.9
Set-off Notice	8.9
Shares	Recitals
Spinoff	Recitals
Tax Consideration	6.8
Territory	5.4(a)(i)
Third Party Claim	8.4(a)
Transaction Expenses Payoff Instructions	7.3(i)
Valid Business Reason	5.12(c)
Waiving Parties	10.19
WARN Act	3.12(l)

ARTICLE II
 PURCHASE AND SALE

2.1         Purchase and Sale of the Membership Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Membership Interests to the Buyer free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the Seller Parties contained herein, shall purchase the Membership Interests from the Seller, representing, in the aggregate, 100% of the issued and outstanding equity interests of the Company, for an amount equal to the Purchase Price.

2.2          Closing.

(a)          The sale and purchase of the Membership Interests shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10016, at 10:00 a.m., New York time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing.  The day on which the Closing actually takes place is referred to as the “Closing Date.”  The Closing shall be deemed effective for accounting and Tax purposes as of 11:59 p.m., New York time, on the Closing Date.

(b)          At or prior to the Closing, the Seller Parties shall deliver or cause to be delivered to the Buyer:

(i)           an instrument of assignment duly endorsed by the Seller transferring and assigning the Membership Interests;

(ii)          such amendments to the operating agreement of the Company and other instruments as the Buyer may request to evidence that, immediately following the Closing, the Buyer shall be (i) the sole member and manager of the Company and (ii) the sole holder of any outstanding equity interests in the Company;

(iii)         termination statements and instruments of release, in form and substance reasonably satisfactory to the Buyer, releasing and discharging all Encumbrances, other than Permitted Encumbrances, against the Membership Interests or the Company or any of its assets or otherwise providing for the release and discharge of such items upon such terms and conditions as are reasonably acceptable to the Buyer; and

(iv)         a properly completed and duly executed IRS Form W-9 from the Seller; provided, that the Buyer’s sole remedy for the Seller’s failure to deliver such IRS Form W-9 shall be to withhold pursuant to this Agreement.

(c)          At the Closing, the Buyer and Parent shall deliver or cause to be delivered:

(i)           to the Seller, an amount in the aggregate equal to the Estimated Cash Purchase Price by wire transfer of immediately available funds in United States dollars to the account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date;

(ii)          the Indemnity Escrow Amount and the Adjustment Escrow Amount to account(s) with the Escrow Agent by wire transfer of immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(iii)         on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.2(b)(iii) of the Disclosure Schedules (the “Payoff Indebtedness”) in order fully to discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iv)         on behalf of the Company, the amount payable to each Person who is owed a portion of Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement;

(v)          evidence of the issuance of the Closing Note; and

(vi)         to the extent that the Closing occurs after December 31, 2019, evidence of the issuance of the Share Consideration, issued in accordance with Section 2.7(b).

2.3         Closing Estimates.  At least three Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement that shall include and set forth (i) a balance sheet of the Company as of immediately prior to the Closing (the “Preliminary Closing Balance Sheet”), (ii) a good-faith estimate of (A) Net Working Capital based on the Preliminary Closing Balance Sheet (“Estimated Net Working Capital”), (B) Indebtedness (“Estimated Indebtedness”), (C) Cash (“Estimated Cash”), (D) all Transaction Expenses that are accrued or due and remain unpaid (“Estimated Transaction Expenses”) and (E) Deferred Revenue (“Estimated Deferred Revenue”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Deferred Revenue determined as of immediately prior to the Closing and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (iii) on the basis of the foregoing, a calculation of the Estimated Cash Purchase Price.  Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Deferred Revenue shall be calculated in accordance with the Applicable Accounting Principles.  All such estimates shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.2 and shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Buyer of the accuracy of the amounts reflected thereof.

2.4          Post-Closing Adjustment of Cash Purchase Price.

(a)          Within 90 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth (i) a balance sheet of the Company as of immediately prior to the Closing and (ii) a calculation of the actual (A) Net Working Capital (“Closing Net Working Capital”), (B) Indebtedness (“Closing Indebtedness”), (C) Cash (“Closing Cash”), (D) Transaction Expenses (“Closing Transaction Expenses”) and (E) Deferred Revenue (“Closing Deferred Revenue”) (with each of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Deferred Revenue determined as of immediately prior to the Closing and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein).  Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Deferred Revenue shall be calculated in accordance with the Applicable Accounting Principles.

(b)          The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) setting forth in reasonable detail the nature and amount of any dispute as to Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and/or Closing Deferred Revenue, as set forth in the Final Closing Statement.  The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and/or Closing Deferred Revenue not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(c).  Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and/or Closing Deferred Revenue as reflected on the Final Closing Statement not being calculated in accordance with this Section 2.4.

(c)          During the 15‑day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Deferred Revenue as specified therein.  Any disputed items resolved in writing between the Seller and the Buyer within such 15‑day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Deferred Revenue, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If the Seller and the Buyer have not resolved all such differences by the end of such 15‑day period, the Seller and the Buyer shall submit, in writing, to an impartial, nationally recognized independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Deferred Revenue, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Deferred Revenue, which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review.  The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and Closing Deferred Revenue that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm shall be such impartial, nationally recognized independent public accounting firm as shall be agreed in writing by the Seller and the Buyer.  The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9.  In acting under this Agreement, the Independent Accounting Firm will act solely as an expert and shall not be entitled to the powers, privileges and immunities of an arbitrator.

(d)          The costs, fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller, on the one hand and the Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  Solely by way of example, if the Buyer claims in the Final Closing Statement that Net Working Capital is $1,000,000, the Seller claims in the Notice of Disagreement that Net Working Capital is $1,500,000 (and there are no other disputes regarding the Final Closing Statement), and the Independent Accounting Firm determines that Net Working Capital is $1,100,000, then the Buyer shall pay 20% of the Independent Accounting Firm’s fees and expenses and the Seller shall pay 80% of the Independent Accounting Firm’s fees and expenses.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)          The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Estimated Cash Purchase Price contemplated by this Section 2.4) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash, Indebtedness and Deferred Revenue as specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f)          The Estimated Cash Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)           For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus Estimated Net Working Capital, plus (B) Estimated Indebtedness minus Closing Indebtedness as finally determined pursuant to this Section 2.4, plus (C) Closing Cash as finally determined pursuant to this Section 2.4 minus Estimated Cash, plus (D) Estimated Transaction Expenses minus Closing Transaction Expenses as finally determined pursuant to this Section 2.4, plus (E) Estimated Deferred Revenue minus Closing Deferred Revenue as finally determined pursuant to this Section 2.4;

(ii)          If the Net Adjustment Amount is positive, the Estimated Cash Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount.  In such event, (A) the Buyer shall pay the Net Adjustment Amount to the Seller and (B) the Escrow Agent shall pay the Adjustment Escrow Amount to the Seller; and

(iii)         If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Cash Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount.  In such event, the Buyer and the Seller shall deliver written notice to the Escrow Agent specifying the Net Adjustment Amount, and the Escrow Agent shall pay the Net Adjustment Amount out of the Adjustment Escrow Fund to the Buyer in accordance with the terms of the Escrow Agreement.  If the Adjustment Escrow Fund is insufficient to cover the entire amount payable to the Buyer pursuant hereto, then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to the Buyer as provided in the Escrow Agreement, and the Seller, on or prior to the same date as the Escrow Agent distributes the Adjustment Escrow Fund to the Buyer pursuant to the Escrow Agreement, shall pay an amount to the Buyer equal to the amount of such deficiency.  In the event that the Seller shall fail to pay the amount of such deficiency within the time period specified in the immediately preceding sentence, the Buyer may, in its sole discretion, deliver written notice to the Escrow Agent and the Seller specifying the amount that has not been so paid, and the Escrow Agent shall pay such amount out of the Indemnity Escrow Fund to the Buyer in accordance with the terms of the Escrow Agreement; provided, that the Seller Parties (A) shall promptly restore the Indemnity Escrow Fund to the extent any funds are so paid and (B) shall remain liable in the event the Indemnity Escrow Fund is insufficient to cover the amount of such deficiency.  No failure on the part of the Buyer to deliver a notice as specified in the immediately preceding sentence shall relieve the Seller of the obligation to pay the amount of such deficiency to the Buyer.  In the event the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then the Escrow Agent shall pay the remaining amount of the Adjustment Escrow Fund to the Seller, and the Seller and the Buyer shall promptly deliver written notice to the Escrow Agent instructing it to do so.

(g)          Payments in respect of Section 2.4(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

2.5         Earn-Out Payments.  In addition to the amounts payable to the Seller at the Closing, but subject to Section 2.7, the Seller shall be eligible to receive from the Buyer and Parent the Earn-Out Payments, based upon and subject to the terms and conditions set forth on Exhibit D.  The parties acknowledge that the Earn-Out Payments, as described in Exhibit D, are intended by the parties to be treated as part of the Purchase Price and except as otherwise required by Law, the parties will treat any such Earn-Out Payments as an adjustment to the Purchase Price for Tax purposes.  Except as otherwise required by Law, the Seller Parties, the Company, the Buyer and Parent agree not to take any position, including for federal, state, foreign or local Tax purposes that is inconsistent with the intent expressed in this Section 2.5.

2.6         Withholding.  The Buyer, Parent, the Escrow Agent and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) any amount from the Purchase Price otherwise payable to the Seller Parties pursuant to this Agreement that are required to be withheld therefrom or with respect thereto under the Code, Treasury Regulation or other applicable Law, provided that, no fewer than five days prior to deducting or withholding any amount pursuant to this Section 2.6, the Buyer (or applicable payor) shall provide notice to the affected payee of its determination that such withholding is required by applicable Law and shall use commercially reasonable efforts to cooperate with the payee to reduce or eliminate such withholding to the maximum extent permissible.  To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller Parties in respect of which such deduction and withholding was made.

2.7          Share Consideration, Earn-Out Shares and Contingent Issuance.

(a)          Notwithstanding anything contained in Exhibit D or this Agreement to the contrary, in no event shall Parent be required to issue an aggregate number of shares of the Parent Common Stock pursuant to this Agreement and Exhibit D (including, for the avoidance of doubt, any Earn-Out Shares, the Share Consideration, any shares of the Parent Common Stock issued in connection with, or pursuant to, the Phantom Plan and any Contingent Issuance) in excess of 3,200,000 shares of the Parent Common Stock (the “Issuance Limit”); provided, that, to the extent that such aggregate shares of the Parent Common Stock payable to the Seller Parties pursuant to this Agreement and/or Exhibit D (including, for the avoidance of doubt, any Earn-Out Shares, the Share Consideration and any Contingent Issuance) would exceed the Issuance Limit but for the limitations set forth in the Section 2.7(a), Parent shall only issue shares of the Parent Common Stock up to an amount equal to the Issuance Limit and thereafter the Buyer shall pay to the Seller an amount in cash equal to the value of the shares of the Parent Common Stock that would have been issuable to the Seller Parties in excess of the Issuance Limit but for this Section 2.7(a) (provided, that such shares of the Parent Common Stock shall be valued at the Parent Closing Price (to the extent such shares are Share Consideration) or the volume weighted average price per share of the Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for the consecutive 20 trading days ending on the trading day immediately preceding the applicable Earn-Out Payment Date (to the extent such shares are Earn-Out Shares)).

(b)          The Buyer, Parent and the Seller Parties agree that to avoid delay, expense, and administrative inconvenience, at the direction and with the authorization of the Seller, Parent will issue the Share Consideration, any Earn-Out Shares and any Contingent Issuance to the Owners in accordance with such Owner’s Percentage Interests (each, an “Issuance”).  Each of the parties hereto shall treat each Issuance for all Tax and accounting reporting purposes as if, first, the Parent had transferred the Share Consideration, Earn-Out Shares or Contingent Issuance, as applicable, to the Seller and, second, as if the Seller had then distributed the Share Consideration, Earn-Out Shares or Contingent Issuance, as applicable, to the Owners in accordance with their Percentage Interests.

(c)          To the extent that the Closing occurs on or prior to December 31, 2019, the Share Consideration shall be issued within five Business Days following January 3, 2020.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES AND THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), the Seller and each Owner, severally and not jointly as to representations concerning each such Owner only and jointly and severally as to all other representations and warranties herein, hereby represents and warrants to the Buyer as follows:

3.1          Organization and Qualification.

(a)          The Company is (i) a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, and has full power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign company to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)          The Seller is (i) a corporation duly organized, validly existing and in good standing under the Laws of Florida, and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c)          The Seller has heretofore furnished to the Buyer a complete and correct copy of the certificate of formation and operating agreement, each as amended to date, of the Company.  Such certificate of formation and operating agreement are in full force and effect.  The Company is not in violation of any of the provisions of its certificate of formation or operating agreement.  The transfer books and minute books of the Company have been made available for inspection by the Buyer prior to the date hereof and are true and complete.

3.2          Authority.  The Seller Parties and the Company have full power and authority and, if such Seller Party is a natural Person, capacity, to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller Parties and the Company of this Agreement and each of the Ancillary Agreements to which a Seller Party and/or the Company will be a party and the consummation by such Seller Party and/or the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and individual action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which a Seller Party and/or the Company will be a party will have been, duly executed and delivered by such Seller Party and/or the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Seller Party and/or the Company will be a party will constitute, the legal, valid and binding obligations of such Seller Party and the Company, enforceable against such Seller Party and the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.3          No Conflict; Required Filings and Consents.

(a)          Except as set forth on Schedule 3.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Seller Parties of this Agreement and each of the Ancillary Agreements to which a Seller Party will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)           conflict with or violate the certificate of formation, incorporation, bylaws, operating agreement or equivalent organizational documents of such Seller Party (if applicable) or the Company;

(ii)          conflict with or violate any Law applicable to such Seller Party or the Company or by which any property or asset of such Seller Party or the Company is bound or affected; or

(iii)         result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of such Seller Party or the Company under, or result in the creation of any Encumbrance on any property, asset or right of such Seller Party or the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which such Seller Party or the Company is a party or by which such Seller Party or the Company or any of their respective properties, assets or rights are bound or affected.

(b)          None of such Seller Party or the Company is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller Party of this Agreement and each of the Ancillary Agreements to which such Seller Party will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

(c)          No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

3.4          Membership Interests.  The Seller is the sole record and beneficial owner of the Membership Interests set forth on Schedule 3.5(a) of the Disclosure Schedules, free and clear of any Encumbrance.  The Seller is the sole member of the Company.  The Seller has the sole right, authority and power to sell, assign and transfer the Membership Interests to the Buyer.  Upon the Buyer’s payment of the portion of the Purchase Price payable at the Closing, the Buyer shall (i) acquire good, valid and marketable title to such Membership Interests, free and clear of any Encumbrance other than Encumbrances created by the Buyer, (ii) be the sole record and beneficial owner of all outstanding equity interests of the Company and (iii) be the sole member and manager of the Company.

3.5          Capitalization.

(a)          Schedule 3.5(a) of the Disclosure Schedules sets forth a complete and accurate list of authorized and issued and outstanding equity interests of the Company and all record and beneficial owners of the issued and outstanding Membership Interests of the Company and, except for such Membership Interests, the Company has not issued or agreed to issue any:  (a) membership interests or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding membership interest or other equity or ownership interest of the Company is duly authorized, validly issued, fully paid and nonassessable.  All of the aforesaid membership interests or other equity or ownership interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws.  Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Seller or the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that with respect to the Company and/or the Seller, relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued membership interests or other equity or ownership interests of the Company.  No membership interests or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, certificate of formation or operating agreement of the Company or any Contract to which the Company is a party or by which the Company is bound.  There are no voting trusts, proxies, or other agreements or understandings with respect to the equity securities of the Company.  Except as set forth in Schedule 3.5(a) of the Disclosure Schedules, there are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, first offer, preemptive rights, co-sale rights or “drag-along” rights) of any equity interest in the Company.

(b)          Schedule 3.5(b) of the Disclosure Schedules sets forth a complete and accurate list of authorized and issued and outstanding capital stock of the Seller, all record and beneficial owners of the issued and outstanding capital stock of the Seller and the Percentage Interest of each Owner.

(c)          Prior to the Contribution and the Conversion, (i) the authorized capital stock of the Company consisted of 1,000 shares of Common Stock, of which 810 shares of Common Stock, constituting the Shares, were issued and outstanding and (ii) the Owners collectively owned, beneficially and of record, the Shares.  Prior to the Conversion, the Shares contributed to the Seller pursuant to the Contribution constituted all of the issued and outstanding equity interests of the Company.  The Seller was formed solely for the purposes contemplated herein and has not engaged in any business activities or conducted any operations whatsoever.

3.6         Equity Interests.  The Company does not own and, except as set forth on Schedule 3.6 of the Disclosure Schedules, has not owned, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.  The Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.  Except as set forth on Schedule 3.6 of the Disclosure Schedules, the Company does not have any liability or obligation of any nature to, or otherwise related to, AfterWords.  AfterWords has never been a “significant subsidiary” of the Company as defined in Rule 1-02(w) of Regulation S-X (provided, that each reference to 10% therein shall be deemed to be 1.0%).

3.7          Financial Statements; No Undisclosed Liabilities.

(a)          True and complete copies of the reviewed balance sheet of the Company as at December 31, 2018 and December 31, 2017, and the related reviewed statements of income, cash flows and changes in shareholders’ equity of the Company, together with all related notes and schedules thereto, accompanied by reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Company as at September 30, 2019 and the related unaudited statements of income, cash flows and changes in shareholders’ equity of the Company (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.7(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)          Except as and to the extent adequately accrued or reserved against in the reviewed balance sheet of the Company as at December 31, 2018 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), the Company does not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company.

(c)          The Audited Financial Statements (i) will be correct and complete in all material respects and will have been prepared in accordance with the books and records of the Company, (ii) will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(d)          The books of account and financial records of the Company are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.  To the Company’s knowledge, the Company maintains proper and adequate internal accounting controls, and, as of the date of this Agreement, there are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting.  There has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(e)          The Accounts Receivable and the Deferred Revenue of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business.  There has not been any material adverse change in the collectability of such Accounts Receivable or Deferred Revenue during the past 12 months.  Schedule 3.7(e) of the Disclosure Schedules sets forth a list of all such Accounts Receivable that are more than 30 days past due as of the date of this Agreement, and of all such Accounts Receivable classified as doubtful accounts.  Except as set forth on Schedule 3.7(e) of the Disclosure Schedules, the Company does not have any Accounts Receivable or Deferred Revenue from any Person which is an Affiliate of the Company or from any equity holder, director, member, manager, officer or employee of the Company or any Affiliates thereof.  All Accounts Payable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business.  Since December 31, 2018, the Company has paid all Accounts Payable in the ordinary course of its business.  Except as set forth on Schedule 3.7(e) of the Disclosure Schedules, the Company does not have any Accounts Payable to any Person that is an Affiliate of the Company or from any equity holder, director, member, manager, officer or employee of the Company or of any of its Affiliates.

(f)          The Company does not have any Company Products placed with its customers under an understanding permitting their return to the Company other than pursuant to a breach of warranty.

3.8          Absence of Certain Changes or Events.  Except as set forth on Schedule 3.8 of the Disclosure Schedules, since the date of the Balance Sheet:  (a) the Company has conducted its business in the ordinary course consistent with past practice in all material respects; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) the Company has not suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance; and (d) except as set forth on Schedule 3.8 of the Disclosure Schedules, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

3.9          Compliance with Law; Permits.

(a)          The Company is and has been in compliance in all material respects with all Laws applicable to it.  None of the Company or any of its executive officers has received during the past five years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any Law applicable to it.

(b)          Schedule 3.9 of the Disclosure Schedules sets forth a true and complete list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”).  The Company is and has been in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened.  The Company will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby.  Except as set forth in Schedule 3.9 of the Disclosure Schedules, no Permit is held in the name of any employee, officer, director, equityholder, agent or otherwise on behalf of the Company.  The Permits are in full force and effect and constitute all Permits required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.10        Litigation.  Except as set forth on Schedule 3.10 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Company, threatened against the Company, or any material property or asset of the Company, or any of the officers of the Company in regard to their actions as such, nor is there any basis for any such Action.  There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to any Owner, the Seller, the Company, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

3.11        Employee Benefit Plans.

(a)          Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete list of:

(i)           all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA) and all bonus, commission, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, 401(k), severance or other benefit plans, programs or arrangements, and all employment, termination, change in control, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has or could have any obligation or which are maintained, contributed to, required to be contributed to, or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company or any of their beneficiaries or dependents; and

(ii)          any Contracts between the Company and any current or former employee, officer or director of the Company, including any Contracts relating in any way to a change in control or sale of the Company or any material portion of its assets, including any Contracts providing for any severance, golden parachute benefits, change in control benefits, tax gross-ups, and/or equity acceleration or other waiver or modification of equity vesting criteria (collectively, together with all plans, programs, arrangements, agreements or contracts covered under Section 3.11(a)(i) above, the “Plans”).

(b)          Each Plan referred to in Section 3.11(a) is in writing.  The Seller has furnished to the Buyer a true and complete copy of each such Plan and has delivered to the Buyer a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) all communications material to any employee or employees relating to any Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, and (vii) all correspondence to or from any Governmental Authority relating to any Plan.  The Company does not have any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other plan, program, arrangement, agreement or contract that would fall within the definition of a Plan at its inception, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(c)          None of the Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company has incurred or could incur liability under Title IV of ERISA or Section 412 of the Code.  No Plan:  (i) provides for the payment of separation, severance, termination or similar-type benefits, including golden parachute benefits, to any person; (ii) obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.  No Plan provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company.  Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(d)          Each Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  The Company has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor does the Company have any knowledge of any such default or violation by any other party to any Plan.

(e)          Each Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination letter from the IRS or is the subject of a favorable advisory or opinion letter from the IRS, covering all of the provisions applicable to the Plan for which determination, advisory or opinion letters are currently available, that the Plan is so qualified.  No fact or event has occurred since the date of such determination letter or letters from the IRS that could adversely affect the qualified status of any such Plan.

(f)          There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan.

(g)          All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.  All such contributions have been fully deducted for income tax purposes.  No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance.

(h)          There are no Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(i)          No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(j)          The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code, the applicable provisions of the Health Insurance Portability and Accountability Act of 1986 and the Patient Protection and Affordable Care Act.  The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(k)          Each Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code and all applicable IRS guidance promulgated thereunder as in effect from time to time.  No stock right (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.  The Company has no obligation to indemnify or gross up any Person for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(l)          The Company and its Affiliates are not obligated to make any payments, including under any Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

3.12       Labor and Employment Matters.

(a)          Schedule 3.12(a) of the Disclosure Schedules sets forth a true, correct and complete list of all employees of the Company and includes each employee’s name, employing entity, job title, work location, actual scope of employment (e.g., full- or part-time or temporary), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any other compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Company (whether now or in the future) to each of the listed employees and including the following entitlements: bonuses, deferred compensation, commissions, commission plans and targets, overtime payment, vacation entitlement and accrued vacation, holiday allowance, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments) PTO and sick leave entitlement and accrual and last compensation increase to date including the amount thereof, benefits plans and premiums, 401(k) employer contribution, profit sharing, management incentive plans, equity grant plans, employee stock purchase plans and life insurance plan and premium.  Except as set forth on Section 3.12(a) of the Disclosure Schedules, the Company is not a party to any Contract, agreement, or arrangement with any employee of the Company that (i) restricts the Company’s right to terminate the employment of such employee without cause or without a specified notice period or (ii) obligates the Company to pay severance to such employee upon termination of such employee’s employment with the Company.

(b)          The Company is not a party to any labor or collective bargaining Contract that pertains to employees of the Company.  There are no, and during the past five years have been no, organizing activities or collective bargaining arrangements that could affect the Company pending or under discussion with any labor organization or group of employees of the Company.  There is no, and during the past five years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company, nor is there any basis for any of the foregoing.  The Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract.  There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company.

(c)          The Company is and during the past five years has been in compliance in all material respects with all applicable Laws, agreements, contracts, policies, plans and programs respecting employment, including equal opportunity, affirmative action, discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meals and rest breaks, disability rights and benefits, vacation pay, sick pay, unemployment insurance, workers’ compensation, occupational safety and health, employee whistle-blowing, background checks, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.  The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.  No unfair labor practice, labor charge, complaint, audit, investigation or action is pending or, to the knowledge of the Company, threatened with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(d)          The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.  The Company has paid in full to all its employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(e)          The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company or any of its executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company and, to the knowledge of the Company, no such investigation is in progress.

(f)          Schedule 3.12(f) of the Disclosure Schedules sets forth a true and complete list of all present and former independent contractors, consultants, interns and service providers (the “Consultants”) of the Company, and includes each Consultant’s name, engaging entity, date of commencement, scope of engagement, prior notice entitlement and rate of all regular compensation, benefits, bonus or any other compensation payable.  Except as set forth on Schedule 3.12(f) of the Disclosure Schedules, all Consultants of the Company can be terminated on notice of 30 days or less to the Consultant.  All former and current Consultants of the Company signed consultancy agreements, which contain provisions which state that no employer-employee relations exist between the Consultant and the Company.  All former and current Consultants (including any interns) of the Company were and are rightly classified as independent contractors and would not reasonably be expected to be reclassified by any Governmental Authority as employees of the Company, for any purpose whatsoever.  According to the consultancy agreements with the Company, no Consultant is entitled to any rights under the applicable labor Laws.  All current and former Consultants have received all their rights to which they are and were entitled to according to any applicable Law or Contract with the Company.  The Company does not engage any personnel through manpower agencies or any employee or Consultant, whose employment or engagement requires special licenses or permits.

(g)          Except as set forth in Schedule 3.12(g) of the Disclosure Schedules, the Company has no unsatisfied obligations of any nature to any of its former employees or Consultants, and their termination was in compliance with all material applicable Laws and Contracts.

(h)          All past and present employees of the Company have executed the Company’s restrictive covenants agreement substantially in the standard form of the Company as in effect from time to time and made available to the Buyer.  No current or former employee or Consultant of the Company is or was engaged by the Company without a written contract or failed to execute an agreement concerning Intellectual Property Rights (including inventions), confidentiality and non-competition.  The Company has delivered to the Buyer (i) accurate and complete copies of all employment agreements and restrictive covenants agreements; (ii) accurate and complete copies of all employee manuals and handbooks, all policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the employees and Consultants of the Company; (iii) a written summary of all unwritten policies, practices and customs of the Company; and (iv) a list of any employees or consultants who have not signed confidentiality and invention assignment agreements including a list of any period of time when employees or consultant performed services for the Company while not bound by such agreements.

(i)           There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement.  To the knowledge of the Company, no current employee or officer of the Company intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.  Except as set forth on Section 3.12(i) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (A) result in any material payment or benefit becoming due or payable, or required to be provided, to any employee, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such individual, or (C) result in the acceleration of the time of payment, vesting, exercisability or funding of any such benefit or compensation.

(j)           All employees of the Company are legally entitled to work in the United States and, to the knowledge of the Company, all Persons employed by the Company during the past three years were at the time of their employment, legally entitled to work in the United States.

(k)          To the knowledge of the Company, no former or current employee of the Company is bound by any contract (other than with the Company) that restricts or limits the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign or disclose information concerning such employee’s work to any Person other than the Company.

(l)           The Company has complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state or local Laws.  The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied.  No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.  All liabilities and obligations relating to the employment, termination of employment or employee benefits of any former employees previously terminated by the Company, including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, have been paid and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.

3.13       Title to, Sufficiency and Condition of Assets.

(a)          The Company has good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice.  The assets owned or leased by the Company constitute all of the assets necessary for the Company to carry on its business as currently conducted.  None of the assets owned or leased by the Company is subject to any Encumbrance, other than (i) liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice, (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted, and (iv) those items, if any, set forth in Schedule 3.13 of the Disclosure Schedules (collectively, “Permitted Encumbrances”).

(b)          All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

3.14       Real Property.

(a)          The Company does not own any real property, nor has the Company ever owned any real property.  Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property.  The Company has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b)          There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or for the current or contemplated use of such real property.  There are no material latent defects or material adverse physical conditions affecting the Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company as currently conducted.

3.15       Intellectual Property.

(a)          Schedule 3.15(a) of the Disclosure Schedules lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”), the applicable owner of the Company Registered Intellectual Property Rights, and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

(b)          Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights.  There are no actions that must be taken by the Company within 100 days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.  In each case in which the Company has acquired any Registered Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in Registered Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(c)          Schedule 3.15(c) of the Disclosure Schedules lists all material unregistered trademarks and service marks owned by the Company (the “Company Unregistered Intellectual Property Rights”).

(d)          All Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Company, without restriction and without payment of any kind to any third party.

(e)          Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights and Company Unregistered Intellectual Property Rights, and all Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Encumbrances.  The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(f)          To the extent that any Technology or Intellectual Property Rights have been developed or created independently or jointly by any Person other than the Company, including by any consultant or service providers for or on behalf of the Company or for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written non-disclosure and intellectual property assignment agreement with such Person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights (including moral rights) and of all claims and demands that may be associated with such Intellectual Property Rights.

(g)          The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual Property, to any other Person or (ii) permitted the Company’s rights in any Company Intellectual Property to enter into the public domain.

(h)          Except for the Technology licensed to the Company pursuant to the in-bound licenses listed in Schedule 3.15(t) and Schedule 3.18(a)(xvii) of the Disclosure Schedules and off-the-shelf computer software that is generally and commercially available, all Technology used in or necessary to the conduct of the business of the Company as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company and waived their right to sue for any moral rights that they may have in any Company Intellectual Property or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property and waived any and all claims that they may have in connection with any non-assignable Intellectual Property Rights, including any moral rights.

(i)           The Company Intellectual Property, together with Technology and Intellectual Property Rights nonexclusively licensed to the Company, constitutes all of the Technology and Intellectual Property Rights used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or planned by the Company to be conducted, including the design, development, marketing, manufacture, use, import and sale of any Company Product (including Company Products currently under development).  The Company will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are used in or necessary to the operation of the business of the Company as it currently is conducted or planned by the Company to be conducted and without infringing on the Intellectual Property Rights of any Person.

(j)           None of the contracts, licenses and agreements pursuant to which the Company licenses any Technology or Intellectual Property Rights will terminate, or may be terminated by a third party, solely by the passage of time or at the election of a third party within 120 days after the Closing Date.

(k)          No third party that has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights that have been licensed to the Company.

(l)           There are no contracts, licenses or agreements between the Company and any other Person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted or planned by the Company to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

(m)         The operation of the business of the Company as it has been conducted, is currently conducted and is currently contemplated by the Company to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any Company Product (including Company Products currently under development) of the Company has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by the Company following the Closing in the manner currently planned to be conducted, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction.  The Company has not received notice from any Person claiming that such operation, or any act, Company Product (including Company Products currently under development) or Technology of the Company, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(n)          Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Company by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) the Company granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to the Company, (ii) the Company, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of its business, or (iii) the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(o)          To the knowledge of the Company, no Person is infringing or misappropriating or, during the last five years, has infringed or misappropriated, any Company Intellectual Property.

(p)          The Company has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company.  Without limiting the foregoing, the Company has, and enforces, a policy requiring each current and former employee, consultant, intern, service provider and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, consultants, interns, service providers and contractors of the Company have executed such an agreement in substantially the Company’s standard form.

(q)          No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(r)          No (i) Company Product or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(s)          Neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code (or any proprietary or confidential information or algorithms related to the source code) owned by the Company or used in its business (“Company Source Code”).  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code.

(t)           The Company’s use and distribution of each component of Open Source (including incorporated Open Source) complies with all provisions of all applicable Open Source license agreements, including all notice and attribution requirements, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including any obligation to disclose or distribute any such Technology in source code form, to license any such Technology for the purpose of making derivative works, or to distribute any such Technology without charge.

3.16        Taxes.

(a)          The Company has duly and timely filed all material Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws.  The Seller has made available to the Buyer correct and complete copies of all Tax Returns for all Tax periods with respect to which the statute of limitations has not expired.

(b)          The Company has timely paid all Taxes, including all installments on account of Taxes for the current year, due and owing by it (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), and has timely withheld or deducted and paid over to the appropriate Governmental Authority all Taxes that it is required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any employee, equityholder, creditor or other third party.

(c)          None of the Company, the Seller or any Owner has (i) waived any statute of limitations with respect to any Taxes of the Company or agreed to any extension of time for filing any Tax Return of the Company or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of the Company, which waiver or extension of time is currently outstanding.

(d)          No Tax audits or assessments or administrative or judicial proceedings are pending or are threatened in writing with respect to the Company, and there are no matters under discussion, audit or appeal with any Governmental Authority with respect to Taxes of the Company.

(e)          There are no liens, other than Permitted Encumbrances, on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(f)          Except as listed in Schedule 3.16(f) of the Disclosure Schedules, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claim has not been resolved.  To the knowledge of the Company and the Seller Parties, the Company is not and has not been a resident for Tax purposes in any jurisdiction other than Florida, and is not and has not had, any branch, agency, permanent establishment or other taxable presence in any such jurisdiction.  Each Seller Party is (or is disregarded as separate from) a “United States person” within the meaning of the Code and has no taxable presence or residence outside the United States.

(g)          The Company (i) has not been a member of an affiliated group, (ii) does not have any liability for the Taxes of any Person other than itself under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise, (iii) is not party to or bound by and does not have any obligations under any Tax allocation, Tax sharing, Tax indemnification, Tax receivable or other similar contract (other than any such contract entered into in the ordinary course and the principal purpose of which is not the allocation or sharing of Taxes), and no charge to Tax will arise to the Company as a result of the Company ceasing to be a member of any affiliated group in connection with this Agreement, and (iv) is not party to any contract or arrangement to pay, indemnify or make any payment with respect to any Tax liabilities of any equityholder, member, manager, director, officer or other employee or contractor of the Company or the Seller.

(h)          The Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code sections 355 or 361.

(i)           The Company has not engaged in any “listed transaction” within the meaning of Code sections 6111 and 6112 or any similar provisions of U.S. state or local or non-U.S. Law.

(j)           None of the Company, the Seller or any Owner has requested or received a written ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority or made or filed any election, designation or similar filing with respect to Taxes of the Company.  The amount of Tax chargeable on the Company does not depend, and has not depended, on any concession, agreement or other formal or informal arrangement with any Governmental Authority.

(k)          The Pre-Closing Taxes of the Company (i) did not, as of the date of the Balance Sheet, exceed the accrued liability for Taxes (other than any accrued liability for deferred Taxes established solely to reflect timing differences between income for financial statement purposes and income for Tax purposes) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that accrued liability as adjusted for operations and transactions (other than the transactions contemplated by this Agreement) through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(l)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(m)         The assets of the Company are not, and have never been, U.S. real property interests within the meaning of Code Section 897.  The Company is not and has not been a “U.S. real property holding corporation” within the meaning of Code Section 897.  The Membership Interests are not, and have never been, U.S. real property interests within the meaning of Code Section 897.

(n)          No Person holds Membership Interests that are or on issuance were non-transferable or subject to a substantial risk of forfeiture within the meaning of Code Section 83 with respect to which a valid election under Code Section 83(b) has not been made.

(o)          At all times since formation until the Contribution, the Company was a validly electing S corporation for U.S. federal income tax purposes.  At all times after the Contribution and before the Conversion, the Company was a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code.  At all times after the Conversion, the Company was disregarded as separate from its owner for U.S. federal income tax purposes.

(p)          The prices and terms for the provision of any property or services undertaken among the Company are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(q)          The Company has duly and timely collected all amounts on account of any sales, use, or transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(r)          The existence, amount or usability of the Tax attributes of the Company (such as net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credits, and depreciation periods) for Tax periods (or portions thereof) are not currently subject to limitation pursuant to any applicable provision of Law, and will not be subject to any such limitation for any period beginning on or after the Closing Date.

(s)          The Company has obtained all official receipts from non-U.S. Governmental Authorities or other evidence of payments sufficient to support any claimed foreign Tax credits for any Taxes paid by it to any non-U.S. Governmental Authorities.

(t)           The Company has provided reasonable documentation or other proof of compliance with any applicable Tax incentive, Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement.

3.17       Environmental Matters.  The Company (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, complaint, violation of, or liability under any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials); (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (v) has delivered to the Buyer or made available for inspection by the Buyer and its agents, representatives and employees all records in the possession or control of the Company concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession or control of the Company.  There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company which could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

3.18       Material Contracts.

(a)          Except as set forth in Schedule 3.18(a)(i)-(xxv) of the Disclosure Schedules, as applicable, the Company is not a party to or bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.18(a)(i)-(xxv) of the Disclosure Schedules being “Material Contracts”; provided, for the avoidance of doubt, that any such Contract shall only be disclosed on the applicable subsection(s) of Schedule 3.18(a)):

(i)          any broker, distributor, dealer, manufacturer’s or sales representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract, including any Contract for the use, distribution or integration of the Company Products other than by the consumer end-user, including development, original equipment manufacturer, manufacturing, supply, value added, remarketer, reseller, referral, vendor, business partner and service provider;

(ii)          any Contract relating to or evidencing Indebtedness;

(iii)         any Contract pursuant to which the Company has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv)         any Contract with any Governmental Authority;

(v)          any Contract with any Related Party of the Company;

(vi)         any employment or consulting Contract, other than Contracts for employment covered in clause (v);

(vii)        any Contract to grant any severance or termination pay or benefits (in cash or otherwise) to any employee or individual consultant, or any contractor, consulting or sales agreement, contract or commitment with a firm or other organization;

(viii)       any Contract or Plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(ix)         any Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(x)          any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xi)         any Contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company thereof), (A) any real property or (B) any tangible personal property;

(xii)        any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property;

(xiii)       any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $100,000 in the aggregate;

(xiv)       any purchase order, contract or other commitment obligating the Company to purchase materials or services at a cost in excess of $10,000 individually or $100,000 in the aggregate;

(xv)        any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, consistent with past practices;

(xvi)       any Contract of indemnification or guaranty by the Company, but excluding provisions of indemnification or guaranty with respect to the infringement by the Company Products of the Intellectual Property Rights of third parties that are contained in the Company’s written agreements with its customers that have been entered into in the ordinary course of business, consistent with past practices, substantially in the Company’s standard form of customer agreement or that provides a customer with refund rights;

(xvii)      any Contract relating in whole or in part to any Technology or Intellectual Property Right, including any in-bound licenses, out-bound licenses and cross-licenses;

(xviii)     any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company;

(xix)       any Contract with any labor union or providing for benefits under any Plan;

(xx)        any hedging, futures, options or other derivative Contract;

(xxi)       any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company;

(xxii)      any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xxiii)     any terms of use or terms of services, including those posted or implemented as “browsewrap” or “clickwrap” agreements, for third-party Websites and other publicly accessible online sources from which the Company or a person acting on behalf of the Company has extracted or collected information including through the use of any “scrapers,” “spiders,” “bots” or other automated software programs or processes;

(xxiv)     any Contract that results in any Person holding a power of attorney from the Company that relates to the Company or its business; and

(xxv)      any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $20,000 on an annual basis or in excess of $50,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company.

(b)          Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date.  None of the Company or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company received any claim of any such breach, violation or default.  The Seller has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

3.19       Affiliate Interests and Transactions.

(a)          No Related Party of a Seller Party or the Company:  (i) owns or, during the five years preceding the date of this Agreement, has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or its business; (ii) owns or, during the five years preceding the date of this Agreement, has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company; (iii) has or, during the five years preceding the date of this Agreement, has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or, during the five years preceding the date of this Agreement, has been employed by the Company.

(b)          Except for this Agreement and certain of the Ancillary Agreements, there are no Contracts by and between the Company, on the one hand, and any Related Party of a Seller Party or the Company, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).  Immediately subsequent to the Closing, the Company will own or have a valid lease or license to all assets, properties and rights currently used in the conduct or operation of its business.

(c)          Except as set forth on Schedule 3.19(c) of the Disclosure Schedules, there are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, and does not have any liability or other obligation of any nature to, any Related Party of a Seller Party or the Company.  Since the date of the Balance Sheet, the Company has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of a Seller Party or the Company, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

3.20       Insurance.  Schedule 3.20 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  All premiums with respect thereto have been paid to the extent due.  No Seller Party has received notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim currently is pending under any such policy.  Schedule 3.20 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.  All material insurable risks in respect of the business and assets of the Company are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company is engaged.  The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

3.21       Data Protection.

(a)          The Company complies (and requires and monitors the compliance of applicable third parties) in all material respects with applicable provisions of Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation), the Computer Fraud and Abuse Act (and all state and foreign Laws similar thereto), the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5 relating to data protection, privacy or data security, and reputable industry practice, standards, self-governing rules and policies and its own published, posted and internal agreements and policies (all of the foregoing collectively, “Data Protection Laws”) with respect to:  (i) personal information (including name, address, telephone number, electronic mail address, online identifiers, location data, social security number or bank account number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its business partners; (ii) non-personally identifiable information (including such Personal Information of visitors who use the Company’s Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.

(b)          The Company posts all policies with respect to the matters set forth in Section 3.21(a) on its Websites in material conformance with Data Protection Laws.  The policies and practices of the Company comply in all material respects with the Data Protection Laws in all jurisdictions in which the Company operates.

(c)          (i) To the Company’s knowledge, the advertisers and other Persons with which the Company has contractual relationships have not breached any agreements or any Data Protection Laws pertaining to Personal Information and to non-personal information (including Data Protection Laws regarding spyware and adware), (ii) the Company does not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) the Company has not received (and does not have knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of the Company’s tracking technologies.

(d)          The Company takes all commercially reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.  Without limiting the generality of the foregoing, the Company (i) uses adequate-strength encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Company’s confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.

3.22       Customers and Suppliers.

(a)          Schedule 3.22(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of the top 20 customers of the Company based on amount invoiced (including, if applicable, any Seller Party and its Affiliates) during (x) the 12 months ended December 31, 2018 and (y) the eight months ended August 31, 2019, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the total sales of the Company represented by sales to each such customer during such period.  The Company has not received any notice nor has any reason to believe that any of such clients (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company.  None of such clients has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b)          Schedule 3.22(b) of the Disclosure Schedules sets forth a true and complete list of (i) the top 20 suppliers of the Company based on amount invoiced (including, if applicable, any Seller Party and its Affiliates) from which the Company ordered products or services during (x) the 12 months ended December 31, 2018 and (y) the eight months ended August 31, 2019 and (ii) the amount for which each such supplier invoiced the Company during such period.  The Company has not received any notice nor has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases.  No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

3.23       Bank Accounts, Letters of Credit and Powers of Attorney.  Schedule 3.23 of the Disclosure Schedules lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company.  The Company has heretofore delivered to the Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 3.23 of the Disclosure Schedules.

3.24       Warranties to Customers.  Schedule 3.24 of the Disclosure Schedules includes a copy of the Company’s standard form of customer contract (including applicable warranty and indemnity provisions).  Except as disclosed in Schedule 3.24 of the Disclosure Schedules, no Company Product is subject to any guaranty, warranty, or other indemnity that extends beyond, in any material respect, the applicable standard form of customer contract.  There is no claim, action, suit, investigation or proceeding pending against the Company, or to the Company’s knowledge, threatened, relating to alleged defects in the Company Products, or the failure of any such Company Product to meet agreed upon specifications, and, to the Company’s knowledge, there is no basis for any of the foregoing.

3.25       Brokers.  Except for StillPoint Capital, LLC, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing if not previously paid, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller Party or the Company.  The Seller has furnished to the Buyer a complete and correct copy of all agreements between the Company and StillPoint Capital, LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

3.26       Investment Intent.  The Share Consideration is being, and the Contingent Issuance and the Earn-Out Shares will be, obtained by the Owners for their own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws.  The Owners are fully capable of understanding and evaluating the risks associated with the ownership of the Share Consideration, the Earn-Out Shares and the Contingent Issuance.  The Owners understand and acknowledge that the securities comprising the Share Consideration, the Earn-Out Shares and the Contingent Issuance to be received hereunder are “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the applicable United States securities Laws only in certain limited circumstances.  Neither the Seller nor the Owners own any shares of the Parent Common Stock.

3.27       Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of the Seller Parties, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any of the Seller Parties or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer, Parent or their Representatives (including any information, documents or material delivered to Buyer or made available to Buyer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.1         Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2         Authority.  Each of the Buyer and Parent has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Buyer and Parent of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer and/or Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer and/or Parent will be a party will have been, duly executed and delivered by the Buyer and/or Parent and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer and/or Parent will be a party will constitute, the legal, valid and binding obligations of the Buyer and/or Parent, enforceable against the Buyer and/or Parent in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.3          No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance by the Buyer and Parent of this Agreement and each of the Ancillary Agreements to which the Buyer and/or Parent will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)           conflict with or violate the certificate of incorporation or bylaws of the Buyer or Parent;

(ii)          conflict with or violate any Law applicable to the Buyer or Parent; or

(iii)         result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer or Parent is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, are not expected to have a Material Adverse Effect on Parent.

(b)          The Buyer and Parent are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer and Parent of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

4.4         Financing.  The Buyer has, or shall have at the Closing, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.5         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or Parent.

4.6         Investment Intent.  The Buyer is acquiring the Membership Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Membership Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

4.7         SEC Filings.

(a)          All reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2018, as amended prior to the date of this Agreement (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8‑K and any reports, schedules, forms and other documents filed with the SEC pursuant to the Exchange Act subsequent to the date hereof, collectively, the “Parent SEC Documents”), have been filed and complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Exchange Act applicable to such Parent SEC Documents.  The Parent SEC Documents, when read together, do not contain and will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the Parent SEC Documents.

(b)          The consolidated financial statements of Parent included or incorporated by reference in the Parent SEC Documents comply, as of their respective dates and, if amended, as of the date of the last such amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, the absence of notes and other adjustments described therein).

(c)          Parent has never been an issuer subject to Rule 144(i) under the Securities Act.

(d)          Since the filing of Parent’s Form 10-Q for the quarter ended June 30, 2019, except as otherwise disclosed in a Form 8-K filed with the SEC, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on Parent.  Parent does not have pending before the SEC any request for confidential treatment of information.

(e)          As of the date hereof, Parent is eligible to use Form S-3 with respect to the registration of the resale of the Share Consideration.

(f)          Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration.

(g)          As of the date hereof, Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with all listing and maintenance requirements for any trading market on which the Parent Common Stock is listed or quoted (including the New York Stock Exchange).

4.8         Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that would materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

4.9         Issuance of Share Consideration.  The Share Consideration, the Earn-Out Shares and the Contingent Issuance being delivered by Parent to the Owners hereunder is and shall be duly authorized and validly issued, fully paid, nonassessable and owned of record and beneficially by the Owners.  At the Closing, with regard to the Share Consideration, and upon delivery of the Earn-Out Shares and the Contingent Issuance in accordance with this Agreement, the Owners shall acquire good, valid and marketable title to the Share Consideration, the Earn-Out Shares and the Contingent Issuance, as applicable, free and clear of any Encumbrance other than Encumbrances created by the Owners or Seller.  The Share Consideration, the Earn-Out Shares and the Contingent Issuance will be issued in compliance with all applicable federal and state securities Laws, other than Laws imposed on the Owners.  Subject to restrictions provided under applicable Law and as created by or imposed by the Owners, the Owners will receive the Share Consideration, the Earn-Out Shares and the Contingent Issuance free of any adverse claim, assuming the Owners do not have notice of any adverse claim to the Share Consideration, the Earn-Out Shares or the Contingent Issuance.

ARTICLE V
COVENANTS

5.1         Conduct of Business Prior to the Closing.  Between the date of this Agreement and the Closing, unless the Buyer shall otherwise agree in writing and except as expressly contemplated by this Agreement, the Seller Parties shall use their commercially reasonable efforts to cause the business of the Company to be conducted only in the ordinary course of business consistent with past practice, and shall use their commercially reasonable efforts to cause the Company to (i) preserve substantially intact its business organization and assets; (ii) keep available the services of the current officers, employees and consultants of the Company; (iii) preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and (iv) keep and maintain its assets and properties in good repair and normal operating condition, wear and tear excepted.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller Parties shall not, in respect of the Company, and shall cause the Company not to, do or propose to do, directly or indirectly, any of the following without the prior written consent of the Buyer:

(a)          amend or otherwise change its certificate of formation or operating agreement;

(b)          issue, sell, pledge, transfer, dispose of, repurchase, redeem or otherwise subject to any Encumbrance or acquire, directly or indirectly, (i) any equity interests in or with respect to the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such units or shares, or any other equity or ownership interest in the Company or (ii) any properties or assets of the Company, other than sales or transfers of services or inventory in the ordinary course of business consistent with past practice;

(c)          declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its equity or ownership interest;

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity or ownership interest, or make any other change with respect to its capital structure;

(e)          acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise alter the Company’s corporate structure;

(g)          incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided, that in no event shall the Company (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(h)          enter into, amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;

(i)           authorize, or make any commitment with respect to, any capital expenditure;

(j)           enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation;

(k)          increase the compensation payable or to become payable or the benefits provided to its directors, managers, officers, employees consultants or advisors, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company who are not directors, managers, officers, consultants or advisors of the Company and who receive less than $50,000 in total annual cash compensation from the Company, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, manager, officer, employee, consultant or advisor of the Company, or establish, adopt, enter into or amend any Plan, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedules;

(l)          enter into any Contract with any Related Party of the Company;

(m)         sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including the sale of any Accounts Receivable, except in the ordinary course of business and consistent with past practice;

(n)          make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o)          revalue any assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(p)          make, revoke or modify any material Tax election, settle or compromise any Tax liability, change any Tax annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle, compromise, concede or abandon any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, take any other similar action relating to the filing of any Tax Return or the payment of any Tax, or file any Tax Return other than a Tax Return prepared in accordance with past practice;

(q)          pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(r)           cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(s)          transfer on its books or otherwise permit the transfer of any equity interests in the Company;

(t)           permit the lapse of any existing policy of insurance relating to the business or assets of the Company;

(u)          permit the lapse of any right relating to Intellectual Property Rights or any other intangible asset used in the business of the Company;

(v)          accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(w)         except for standard end user and software-as-a-service license and service agreements entered into on the Company’s form agreements and agreements with employees and consultants regarding assignment of Intellectual Property Rights to the Company, which are entered into in the ordinary course of business, consistent with past practice, (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, (ii) purchase or license any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Technology or Intellectual Property Rights of any Person, except in the ordinary course of business and on a non-exclusive basis, consistent with past practice, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, except in the ordinary course of business, consistent with past practice, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Technology or Intellectual Property Rights to the Company, except in the ordinary course of business, consistent with past practice;

(x)          amend any privacy policy of the Company, or publish any new privacy policy of the Company;

(y)          enter into an agreement or modification to any agreement pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Product;

(z)          commence or settle any Action;

(aa)        take any action, or intentionally fail to take any action, that would cause any representation or warranty made by any Seller Party in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by any Seller Party in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect;

(bb)        cancel, amend or renew any insurance policy;

(cc)        send any written communications (including electronic communications) to its employees regarding this Agreement or the transactions contemplated hereby, except to employees who are officers, managers or directors of the Company and employees working on the transaction described herein;

(dd)        make any representations or issue any communications to employees that are inconsistent with this Agreement or the transactions contemplated hereby, including any representations regarding offers of employment from the Buyer; or

(ee)        announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

5.2         Covenants Regarding Information.  From the date hereof through the Closing Date, the Seller Parties shall, and shall cause the Company to, afford the Buyer and its Representatives complete access (including for inspection and copying) at all reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Company, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request.

5.3         Exclusivity.  The Seller Parties agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller Parties shall not, and shall take all action necessary to ensure that none of the Company or any of its Affiliates or Representatives shall, directly or indirectly:

(a)          solicit, initiate, consider, encourage or accept any other proposals or offers from any Person other than the Buyer, Parent and their respective Affiliates and Representatives acting on behalf of the Buyer and Parent (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or assets of the Company, other than inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to the Company or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company; or

(b)          participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person other than the Buyer, Parent and their respective Affiliates and Representatives acting on behalf of the Buyer and Parent any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person other than the Buyer, Parent and their respective Affiliates and Representatives acting on behalf of the Buyer and Parent to seek to do any of the foregoing.  The Seller Parties immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Seller Parties shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person other than the Buyer, Parent and their respective Affiliates and Representatives acting on behalf of the Buyer and Parent with respect thereto, is made.  Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact.  The Seller Parties shall not, and shall cause the Company not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Seller or the Company is a party, without the prior written consent of the Buyer.

5.4          Non-Competition; Non-Solicitation.

(a)          For the longer of a period of (x) three years following the Closing and (y) solely to the extent that such Seller Party has a Consulting Agreement, two years following the termination of such Consulting Agreement (the “Restricted Period”), each Seller Party shall not, and shall cause their respective Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)           (A) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, representative, advisor, promoter, associate, or investor for, (B) directly or indirectly, own, purchase, organize, or take preparatory steps for the organization of, or (C) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate himself/herself with, any business whose business, products or operations are in any respect competitive with any Competitive Business (“Business”); provided, that the foregoing covenant shall cover such Seller Party’s activities in every part of the Territory and “Territory” shall mean (x) all counties in the State of California; (y) all states, districts, and territories of the United States of America; and (z) all other countries of the world; provided, further, however, that the provisions of this Section 5.4(a)(i) shall not be violated to the extent that any Person to whom or which such provisions would otherwise apply engages in activities for or on behalf of Buyer, Parent or their Affiliates in the course and scope of such Person’s engagement with Buyer or its Affiliates in accordance with his Consulting Agreement;

(ii)          solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (B) the Seller Parties or any of their Affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Company, the Buyer or any of their respective Affiliates for at least 12 months (provided, that such Company Group Employee is not otherwise prohibited from being employed by such Seller Party or its Affiliates).  For purposes of this Section 5.4, “Company Group Employees” means, collectively, officers, directors and employees of the Company, the Buyer and their respective Affiliates and persons acting under any management, service, consulting, distribution, dealer or similar contract with respect to the Company or the Buyer;

(iii)         approach or seek Business from any Customer (as hereinafter defined), refer Business from any Customer to any Person or be paid commissions based on Business sales received from any Customer by any Person other than on behalf of the Buyer or any of its Affiliates.  For purposes of this Section 5.4(a)(iii), the term “Customer” means any Person to which the Seller, the Owners, the Company, the Buyer or any of the Affiliates of the Seller or the Company provided products or services during the 12‑month period prior to the time at which any determination shall be made that any such Person is a Customer; provided, that the foregoing shall not prohibit any referral of Business by any Seller Party or the Company to the Buyer or its Affiliates;

(iv)         other than on behalf of the Buyer or any of its Affiliates, solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the one-year period preceding the Closing Date to terminate or adversely modify any business relationship with the Company or the Buyer, or not to proceed with, or enter into, any business relationship with the Company or the Buyer, nor shall such Seller Party otherwise interfere with any business relationship between the Company, the Buyer, and any such franchisee, joint venture, supplier, vendor or contractor; or

(v)          disparage the Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b)          The Seller Parties acknowledge that the covenants of the Seller Parties set forth in this Section 5.4 are an essential element of this Agreement and that any breach by the Seller Parties of any provision of this Section 5.4 will result in irreparable injury to the Buyer.  The Seller Parties acknowledge that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The Seller Parties have independently consulted with their counsel and after such consultation each agrees that the covenants set forth in this Section 5.4 are reasonable and proper to protect the legitimate interest of the Buyer.

(c)          If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller Parties’ conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.4 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.  The Restricted Period for a Seller Party shall be extended for a period equal to any time period that such Seller Party is in violation of Section 5.4(a).

5.5         Release of Obligations.  Each of the Seller Parties, on or prior to the Closing, shall execute and deliver to the Company, for the benefit of the Company, a general release and discharge, in form and substance satisfactory to the Buyer, releasing and discharging the Company from any and all rights, claims, demands arising out, relating to, against, or in any connected with, the Company in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, including any and all obligations to pay or indemnify each such Seller Party, guarantee or secure its obligations or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

5.6         Transfer of Permits.  Prior to the Closing, the Seller Parties will duly and validly transfer or cause to be transferred to the Company without any consideration all Permits that are held in the name of the Seller Parties or any of their Affiliates (other than the Company) on behalf of the Company and used in connection with the business of the Company, and the representations, covenants and agreements contained herein shall apply to such Permits as if held by the Company on the date hereof.

5.7         Intercompany Arrangements.  All intercompany and intracompany accounts or contracts between the Company, on the one hand, and the Seller Parties and their respective Affiliates (other than the Company, but including AfterWords), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

5.8         Confidentiality.

(a)          Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated July 9, 2019 between Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.8(a) shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)          For a period of three years following the Closing Date, the Seller Parties shall not, and the Seller Parties shall cause their respective Affiliates and the respective Representatives of the Seller Parties and their Affiliates not to, without the prior written consent of the Buyer, use for its or their own benefit or divulge or convey to any third party other than for the Buyer’s benefit to Representatives and Affiliates of the Buyer, any Confidential Information; provided, however, that any Seller Party or its Affiliates may (X) disclose such information to their attorneys and accountants and other professional advisors who owe a duty of confidentiality to their clients or have undertaken in writing not to disclose such Confidential Information to a third party (including as required to enforce such Seller Party’s rights under this Agreement, the Ancillary Agreements or the Consulting Agreement) and (y) furnish such portion (and only such portion) of the Confidential Information as such Seller Party or such Affiliate reasonably determines it is legally obligated to disclose pursuant to applicable Law if:  (i) such Seller Party receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request or applicable Law, such Seller Party notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request so that the Buyer may seek, at its sole cost and expense, a protective order or other remedy to limit such disclosure; and (iii) such Seller Party exercises its commercially reasonable efforts to cooperate and provide reasonable assistance, at the Buyer’s sole cost and expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.  For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section).

(c)          Effective as of the Closing, the Seller Parties hereby assign to the Buyer all of the Seller Parties’ right, title and interest in and to any confidentiality agreements entered into by the Seller Parties (or their Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with a business combination involving the Company or its Affiliates.  From and after the Closing, the Seller Parties will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.  The Seller Parties shall use their commercially reasonable efforts to cause any such Person to return to the Company any documents, files, data or other materials constituting Confidential Information that were provided to such Person in connection with the consideration of any such business combination.

5.9          Consents and Filings; Further Assurances.

(a)          The Seller Parties and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under or any applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In furtherance and not in limitation of the foregoing, the Seller Parties shall permit the Buyer reasonably to participate, at its sole cost and expense, in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Seller Parties shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b)          On or prior to the Closing, the Seller Parties shall, or shall cause the Company to, give promptly such notice to third parties and obtain such third party consents and estoppel certificates as the Buyer may in its sole discretion deem reasonably necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  The Buyer shall cooperate with and assist the Seller Parties in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Buyer in its sole discretion may deem adverse to the interests of the Buyer or the Company.

(c)          The Seller Parties and the Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company any right or benefit under any lease, license, commitment or other Contract to which the Company is a party is not obtained prior to the Closing, the Seller Parties will, subsequent to the Closing, cooperate with the Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(d)          From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)          Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer, the Company or any of their respective Affiliates, (B) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of its assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses or (C) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Membership Interests.

(f)          The Seller Parties shall take all steps necessary to ensure that the Conversion has occurred and is deemed to have occurred prior to the date hereof (or, to the extent not possible, as soon as possible after the date hereof) in accordance with applicable Law.

5.10       Public Announcements.  On and after the date hereof and through the Closing Date, each of the Seller Parties and their respective Affiliates, on the one hand, and the Buyer and its Affiliates, on the other, shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby (including any communications with employees of the Company) prior to obtaining the written approval of the Buyer (with respect to statements to be made by any of the Seller Parties or their respective Affiliates) or the Seller (with respect to statements to be made by Buyer and its Affiliates), which approval shall not be unreasonably withheld, except that no such approval shall be necessary (a) to the extent disclosure may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (provided, that the Buyer and its Affiliates shall be entitled to make public statements with respect to this Agreement or the transactions contemplated hereby to the extent consistent with prior press releases or public statements approved by the Seller) and (b) if this Agreement is terminated in accordance with its terms, in which event the Seller Parties shall be entitled to inform the Company’s employees, agents, customers, vendors and other third parties with which the Company has a relationship of the termination of this Agreement.

5.11       Termination of Indebtedness.  The Seller shall negotiate Debt Payoff Letters for all Payoff Indebtedness.  The Seller Parties shall, and shall cause the Company to, deliver all notices and take all other actions reasonably requested by the Buyer to facilitate the termination of all Contracts relating to Payoff Indebtedness and all interest rate swap or other hedging agreements, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.11 require any of the Seller Parties or the Company to cause the termination of any Contracts relating to Payoff Indebtedness or any interest rate swap or other hedging agreements other than as part of the Closing.

5.12       Registration Rights.

(a)          As soon as practicable after each of (x) the Closing Date (with respect to the Share Consideration) and (y) each date that the Earn-Out Shares are issued (with respect to the Earn-Out Shares) and, in any event (subject to the Seller’s reasonable opportunity to review and comment), within 60 days after the Share Consideration is issued (with respect to the Share Consideration) and 60 days after each date that the Earn-Out Shares are issued (but after the Seller has had a reasonable opportunity to review and comment on such Forms S-3), unless otherwise agreed between Parent and the Seller, Parent shall file (i) a registration statement on Form S-3 or such other form under the Securities Act then available to Parent (each, a “Form S-3”) with respect to the resale of the Share Consideration and (ii) a Form S-3 with respect to the resale of each tranche of Earn-Out Shares issued.  Parent shall use reasonable best efforts to ensure that each such Form S-3 is declared effective under the Securities Act as soon as practicable thereafter and promptly notify the Seller Parties that such Form S-3 has been declared effective.  After effectiveness of each Form S-3, Parent shall use reasonable best efforts to prepare and file with the SEC such amendments and post-effective amendments to such Form S-3, such supplements to the prospectus in such Form S-3, and such replacement registration statements on Form S-3, as may be reasonably requested by the Seller or as may be required by the rules, regulations or instructions applicable to Form S-3 or by the Securities Act or rules and regulations thereunder to keep such Form S-3 effective for the resale of the Share Consideration or the Earn-Out Shares, as applicable, until all Registrable Securities registered thereunder have ceased to be Registrable Securities; provided, that if any securities registered on such Form S-3 cease to be Registrable Securities because, consistent with the definition of Registrable Securities, such securities have become eligible to be transferred by an Owner pursuant to Rule 144 (or any successor provision) under the Securities Act without any time or volume limitations and, thereafter, such securities cease to be eligible to be transferred by an Owner pursuant to Rule 144 (or any successor provision) under the Securities Act without any time or volume limitations as a result of an action or omission of Parent, then, so long as such securities otherwise qualify as Registrable Securities, such securities shall again be deemed Registrable Securities and the Parent shall promptly, and in any event within 60 days of the date that such securities ceased to be eligible to be transferred by an Owner pursuant to Rule 144, file a new Form S-3 with respect to the resale of such securities and otherwise comply with this Section 5.12 with regard to such Registrable Securities.

(b)          In connection with each Form S-3, Parent shall (i) pay all costs and expenses in connection with such registration including all registration and filing fees, expenses of any audits incident to or required by any such registration, fees and expenses of complying with securities and “blue sky” laws, printing expenses and fees and expenses of Parent’s counsel and accountants and Financial Industry Regulatory Authority, Inc. filing fees (if any) (other than underwriting discounts and commissions and the costs of any counsel of a Seller Party), (ii) use reasonable best efforts to prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act in connection with resales of the Share Consideration and the Earn-Out Shares, (iii) furnish to the Seller Parties such numbers of copies of a prospectus and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein) conforming to the requirements of the Securities Act, and such other documents as the Seller may reasonably request in order to facilitate the disposition of the Share Consideration and the Earn-Out Shares, (iv) notify the Seller (A) of any request by the SEC that Parent amend or supplement such registration statement or prospectus or the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose (and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued), or (B) to cease distribution of the prospectus if the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, and, as soon as reasonably practicable, file with the SEC and furnish to the Seller Parties, a supplement or amendment to such prospectus such that such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, (v) take such further action as reasonably requested from time to time by the Seller, to the extent required to enable the Seller Parties to sell the Share Consideration and Earn-Out Shares under each Form S-3 or pursuant to an exemption provided under the Securities Act (including using its reasonable efforts to (X) register or qualify such Registrable Securities under such other securities or “blue sky” laws of such U.S. state jurisdictions as the Seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Seller Parties to consummate the disposition in such U.S. state jurisdictions of the Registrable Securities; provided, that Parent shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5.12(b), and (Y) cooperate with the Seller Parties to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Form S-3 or Rule 144 free of any restrictive legends and representing such number of shares of Common Stock and registered in the names of the Seller Parties; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System); provided, further, that the Seller Parties shall deliver to the Company such officer certificates and opinions of counsel supporting the removal of any restrictive legends as the Company shall reasonably request, and (vi) indemnify and hold harmless the Seller Parties, each underwriter, broker or any other Person acting on behalf of Seller Parties and each other Person, if any, who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the fullest extent permitted by Law, from and against any and all Losses to which any of the foregoing Persons may become subject under the Securities Act or otherwise caused by, arising from or relating to any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, contained in any such registration statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto relating to the Share Consideration or Earn-Out Shares, except in each case insofar as such Losses are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to Parent by the Seller Parties expressly for use therein (provided, that the provisions set forth in Section 8.4 shall apply to any indemnification under this Section 5.12(b) mutatis mutandis).

(c)          If, in the judgment of outside counsel to Parent, the filing, initial effectiveness or continued use of a Form S-3 would require disclosure of information not otherwise then required by Law to be publicly disclosed and, in the good faith judgment of the board of directors of Parent, such disclosure is reasonably likely to adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving Parent or otherwise have a material adverse effect on Parent (a “Valid Business Reason”), Parent may postpone or withdraw a filing of such Form S-3, or delay use of an effective Form S-3 until such Valid Business Reason no longer exists, but in no event shall Parent avail itself of such right for more than 45 consecutive days at any one time or 90 days, in the aggregate, in any period of 365 consecutive days; and Parent shall give notice to the Seller of its determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof.  In the event Parent exercises its rights under the preceding sentence, the Owners agree to suspend, immediately upon receipt of the notice referred to above by the Seller, its use of the prospectus relating to such Form S-3 in connection with any sale or offer to sell Registrable Securities.

5.13       Audited Financial Statements.  The Seller shall use its commercially reasonable efforts to deliver (provided, that the failure of a third party to timely provide information requested by the Seller or the auditor shall not be deemed a breach of this requirement), and cooperate with the independent auditors with respect to the delivery of, the Audited Financial Statements to the Buyer prior to December 20, 2019.  Notwithstanding anything herein to the contrary, if the Audited Financial Statements do not meet the criteria set forth on Schedule 5.13 of the Disclosure Schedules, the Buyer shall have the right to terminate this Agreement within two Business Days of the delivery of the Audited Financial Statements to the Buyer.  The Buyer shall promptly pay and be solely responsible for the costs, fees and expenses of the independent auditors in connection with the audit of the Audited Financial Statements.

5.14       R&W Insurance Policy.  From the date hereof until the Closing, the Buyer shall not terminate the R&W Insurance Policy bound at the execution of this Agreement without the prior written consent of the Seller.  The Buyer shall not amend the waiver of subrogation provisions of Section VIII.B of the R&W Insurance Policy in any manner adverse to the Seller Parties without the prior written consent of the Seller.

5.15       Phantom Plan.  Prior to the Closing (but, in any event, no later than two days prior to the satisfaction of the conditions to the obligations of the parties set forth in Article VII (other than Section 7.1(b) and such other conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date)), the Seller shall cause the Company to establish a phantom equity plan, in form and substance satisfactory to the Buyer (the “Phantom Plan”), which shall provide for awards to certain employees of the Company (the “Phantom Plan Participants”) with an aggregate value equal to $2,000,000.  The Phantom Plan Participants and their respective grants under the Phantom Plan shall be mutually agreed between the Buyer and the Seller prior to the Closing.  Within 20 days of the third anniversary of the Closing, the Buyer shall issue to the Owners in accordance with Section 2.7(b) an aggregate number of shares of the Parent Common Stock equal to the number of shares of Parent Common Stock that are forfeited by the Phantom Plan Participants under the terms of the Phantom Plan on or prior to the third anniversary of the Closing Date (such amount, the “Contingent Issuance”).

5.16       Intellectual Property Assignment Agreements.  The Seller shall cause the Company to enter into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form provided to the Buyer prior to the date hereof with each of the individuals listed on Schedule 7.3(m) of the Disclosure Schedules.

5.17       Costs and Expenses.  Following the Closing, the Seller Parties shall promptly reimburse the Buyer, Parent and their Affiliates (including the Company) for certain costs and expenses in accordance with, and as set forth in, Schedule 5.17 of the Disclosure Schedules.

ARTICLE VI
TAX MATTERS

6.1          Allocation of Taxes for a Straddle Period.  For any Straddle Period, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (A) in the case of any gross receipts, income or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company at the end of the Closing Date (unless otherwise required by applicable Tax Law) and (B) in the case of any Taxes other than gross receipts, income, or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

6.2          Tax Returns for Pre-Closing Tax Periods and Straddle Periods.

(a)          The Seller, at the Seller’s sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for Pre-Closing Tax Periods that have not been filed as of the Closing Date, and all such Tax Returns shall be prepared in a manner consistent with past practice with respect to the Company unless otherwise required by applicable Law or this Agreement.  The Seller shall provide drafts of each such Tax Return to the Buyer for the Buyer’s review and comment at least 30 days prior to the due date for filing such Tax Return (including any applicable extensions), or by December 31, whichever is earlier or, in the case of Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable but at least five days prior to the due date for filing such Tax Return.  For the avoidance of doubt, any Tax Return that is normally filed on an annual basis, but that is required to be filed for a period of less than one year due to a termination or other event (e.g., a “stub” period income Tax Return of the Company for the period ending on the Closing Date) shall not be considered a Tax Return filed on a more frequent than annual basis.  Before filing such Tax Return, the Seller shall consider in good faith all comments made in writing by the Buyer.  The Seller shall pay any Taxes shown to be due on all Tax Returns prepared by the Seller, but only to the extent that such Taxes were not taken into account as Pre-Closing Taxes that reduced the Estimated Cash Purchase Price under Section 2.4.

(b)          The Buyer, at the Buyer’s sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for any Straddle Period.  The Buyer shall provide drafts of each such Tax Return to the Seller for the Seller’s review and comment at least 30 days prior to the due date for filing such Tax Return (including any applicable extensions) or, in the case of a material Tax Return filed on a more frequent than annual basis, as soon as reasonably practicable but at least five days prior to the due date for filing such Tax Return.  The Buyer shall consider in good faith all reasonable comments made by the Seller.  The Seller shall pay to the Buyer the amount of the Taxes with respect to the pre-Closing portion of the Straddle Period for which the Seller is responsible under Section 6.1 within five days following any demand by the Buyer for such payment, but only to the extent that such Taxes were not taken into account as Pre-Closing Taxes that reduced the Estimated Cash Purchase Price under Section 2.4.  The Buyer and Parent shall pay all Taxes of the Company (other than Pre-Closing Taxes) for Tax periods beginning after the Closing Date and the portion of the Straddle Period beginning after the Closing Date.

6.3          Other Tax Matters.  Without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Tax Law, the Buyer and the Company shall not, and shall not direct any Person to, (i) make, amend, revoke or terminate any Tax election or change any accounting practice or procedure of the Company with an effect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, (ii) voluntarily approach any Governmental Authority regarding any Tax or Tax Return of the Company for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, including entering into any “voluntary disclosure program” with any Governmental Authority, or (iii) consent to any extension or waiver of the limitation period applicable to any Action regarding any Taxes or Tax Returns of the Company for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period.  Subject to the foregoing and solely with respect to tax periods beginning after the Closing Date, the Buyer (and, after the Closing, the Company) shall be entitled to, and shall be in full control of any decisions with respect to the Taxes or Tax-related affairs of the Company.

6.4          Cooperation on Tax Matters.

(a)           The Buyer and the Company, on the one hand, and each Seller Party on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns pursuant to this Article VI and any audit or other proceeding with respect to Taxes.  Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information that are reasonably relevant to any such audit or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the Buyer and the Company shall not be required to provide the Seller any affiliated group Tax Return or portion thereof (including any work papers or related documentation) of the Buyer or its Affiliates (other than the Company).  The Buyer and the Company, on the one hand, and each Seller Party, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date for a period of seven years and to abide by all record retention agreements entered into with any Taxing Authority; provided, that the Buyer may dispose of such books and records that are offered in writing to, but not accepted by, the Seller.

(b)          The Buyer and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed with respect to the transactions contemplated by this Agreement.

6.5          Transfer Taxes.  Transfer Taxes shall be paid by the Seller when due, and the Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Buyer shall, and shall cause the Company and their Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.6          Tax Contests.

(a)          After the Closing, each of the Buyer and the Seller shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim with respect to Taxes relating to the Company, of which such party has been informed in writing by any Governmental Authority, which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under this Agreement.  Such notice shall contain factual information (to the extent known to the Seller, the Buyer, or the Company) describing the asserted liability for Taxes in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted liability for Taxes, provided, that failure to so notify the Seller shall not relieve the Seller of its obligations hereunder unless and to the extent the Seller is actually and materially prejudiced thereby or to the extent that the Seller waives any claims or defenses.  In the case of a Tax audit or administrative or judicial proceeding with respect to the Company (a “Contest”) that relates to a Pre-Closing Tax Period, the Seller shall have the right, at its expense, to control the conduct of such Contest; provided, that (i) the Seller shall diligently prosecute such Contest in good faith, (ii) the Seller shall keep the Buyer reasonably informed of the status of developments with respect to such Contest, (iii) the Seller shall demonstrate to the Buyer in writing the Seller’s financial ability to provide full indemnification to the Buyer with respect to such Contest (including the ability to post any bond required by the court or adjudicative body before which such Contest is taking place), (iv) the Seller shall, subject to the limitations set forth herein, agree in writing to be fully responsible for all losses relating to such Contest, (v) the Seller shall not settle, discharge, or otherwise dispose of any such Contest without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned, or delayed, and (vi) the Buyer, at its own expense, shall have the right to fully participate in any such Contest.

(b)          The Buyer shall control and shall have the right to discharge, settle, or otherwise dispose of, at its own expense, all other Contests.

(c)          To the extent of any inconsistency between this Section 6.6 and any other provision of this Agreement, this Section 6.6 shall control.

6.7         Intended Tax Treatment.  The parties hereto agree that the purchase and sale of the Membership Interests shall be treated for U.S. federal income tax and other applicable Tax purposes as a purchase and sale of all of the assets of the Company.  The parties hereto further agree that the principles of this Section 6.7 shall apply to any jurisdiction that requires or permits (whether by election or otherwise) the purchase and sale of the Membership Interests to be treated in a manner consistent with the foregoing.  The parties and their Affiliates shall not take any position or action that is inconsistent with this Section 6.7 (whether on any Tax Return or before any Governmental Authority) unless otherwise required by applicable Law.

6.8         Purchase Price Allocation.  As soon as reasonably practical after the Closing, the Buyer shall provide to the Seller in writing the allocation of the Purchase Price and any adjustments thereto as determined for U.S. federal income Tax purposes (the “Tax Consideration”) among the assets of the Company (the “Purchase Price Allocation”) for the Seller’s review and consent.  The Purchase Price Allocation shall be prepared in a manner consistent with Code Section 1060 and the Treasury Regulations thereunder.  If the Seller disagrees with the Purchase Price Allocation, the Seller may, within 30 days after receipt of the Purchase Price Allocation, deliver a notice of such disagreement to the Buyer.  The Buyer and the Seller shall use commercially reasonable efforts to resolve any such dispute.  If the Buyer and the Seller reach an agreement regarding the Purchase Price Allocation, the parties hereto and their Affiliates shall report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with the Purchase Price Allocation and shall not take any position inconsistent therewith (whether on any Tax Return or before any Taxing Authority) unless otherwise required by applicable Law. If the Buyer and the Seller are unable to reach a timely resolution of any dispute regarding the Purchase Price Allocation, each of the parties hereto shall be entitled to adopt its own position regarding the Purchase Price Allocation.  In the event of an adjustment to the Tax Consideration, the Buyer and the Seller agree to adjust the Purchase Price Allocation in a reasonable manner to reflect such adjustment.

ARTICLE VII
CONDITIONS TO CLOSING

7.1          General Conditions.  The respective obligations of the Buyer and the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either the Seller (on behalf of the Seller Parties), or the Buyer, in their respective sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)           No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)          Phantom Plan.  The Phantom Plan shall have been established and grants under the Phantom Plan shall have been made to the Phantom Plan Participants, in each case, as mutually agreed between the Buyer and the Seller.

7.2          Conditions to Obligations of the Seller.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller (on behalf of the Seller Parties), in its sole discretion:

(a)          Representations and Warranties.  (i) The Fundamental Representations of the Buyer shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date and (ii) the other representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date.

(b)          Covenants.  The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(c)          Closing Certificate.  The Seller shall have received from the Buyer a certificate signed by an authorized officer of the Buyer stating that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)          Ancillary Agreements.  The Seller shall have received an executed counterpart of each of the Ancillary Agreements and the Owners shall have received executed counterparts to the Consulting Agreements, signed by each party other than the Seller Parties and the Company.

(e)          No Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Parent.

7.3          Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)          Representations and Warranties.  (i) The Fundamental Representations of the Seller Parties shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date and (ii) the other representations and warranties of the Seller Parties contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date.

(b)          Covenants.  The Seller Parties shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(c)          Closing Certificate.  The Buyer shall have received from the Seller Parties a certificate signed by each Seller Party stating that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(g) have been satisfied.

(d)          Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates that the Buyer in its reasonable discretion deems necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all third party consents required under any Material Contracts and those set forth on Schedule 7.3(d) of the Disclosure Schedules, shall have been received and shall be satisfactory in form and substance to the Buyer in its reasonable discretion.

(e)          Ancillary Agreements.  The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Buyer.

(f)          Consulting Agreements.  Each of the Owners listed on Schedule 1.1(a) of the Disclosure Schedules shall have signed a Consulting Agreement with the Buyer on or prior to the date hereof and such agreements shall be in full force and effect as of the Closing.

(g)          No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to the Seller Parties or the Company.

(h)          Debt Payoff Letters.  The Seller Parties shall have delivered to the Buyer a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to the Buyer, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness (each such payoff letter, a “Debt Payoff Letter”).

(i)           Third Party Expense Statements and Releases.  With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least two Business Days prior to the Closing Date, the Seller shall submit to the Buyer reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company (the “Transaction Expenses Payoff Instructions”).  Prior to the Closing, the Buyer shall have received from each third party referred to in the Transaction Expenses Payoff Instructions a written instrument in form and substance reasonably satisfactory to the Buyer containing a statement releasing and discharging the Company, the Buyer and any of their Affiliates from any liability for any Transaction Expenses or amounts thereof not specifically referred to in the Transaction Expenses Payoff Instructions.

(j)           Termination of 401(k) Plans.  The Buyer shall have received evidence in form and substance satisfactory to the Buyer that the Company has (A) duly adopted a unanimous written consent of its members declaring that each Plan that includes a cash or deferred arrangement under Section 401(k) of the Code (a “401(k) Plan”) is terminated effective as of the day before the Closing Date and (B) made all employer and employee contributions to each 401(k) Plan so that no further contributions are due after the Closing Date.

(k)          Secretary’s Certificate.  The Buyer shall have received a certificate from the Seller, which certifies as true, accurate, and complete, as of the Closing Date:  (i) the Company’s certificate of formation; and (ii) the Company’s operating agreement.

(l)           Audited Financial Statements.  The Buyer shall have received from the Seller the Audited Financial Statements in compliance with Section 5.13 and the criteria set forth on Schedule 5.13 of the Disclosure Schedules at least two Business Days prior to the Closing Date.

(m)         Intellectual Property Assignment Agreements.  The Buyer shall have received from the Seller copies of proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form duly executed by the Company and each of the individuals listed on Schedule 7.3(m) of the Disclosure Schedules.

(n)          Brokers.  The Buyer shall have received evidence, in form and substance satisfactory to the Buyer, that any and all agreements between the Company and StillPoint Capital, LLC have been cancelled without any further liability to any party thereto, effective as of no later than the Closing.

ARTICLE VIII
INDEMNIFICATION

8.1          Survival.

(a)           The representations and warranties of the Seller, the Owners and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing for a period of 18 months following the Closing Date; provided, however, that:

(i)           the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4 relating to the Membership Interests, Section 3.5 relating to capitalization, Section 3.6 relating to equity interests and Sections 3.25 and 4.5 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.25, 4.1, 4.2 and 4.5 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of Fraud, shall survive for a period of six years; and

(ii)          the representations and warranties set forth in Section 3.16 relating to Taxes shall survive until the end of the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b)          The respective covenants and agreements of the Seller, the Owners and the Buyer contained in this Agreement shall survive the Closing for a period of one year following the Closing other than those which by their terms contemplate performance after the Closing Date, which shall survive the Closing until fully performed in accordance with their terms; provided, however, that (i) the indemnification obligations set forth in this Article VIII with respect to a claim for indemnification in accordance with this Article VIII shall survive until the date such claim has been finally resolved and (ii) the covenants and agreements set forth in Article VI shall survive until the end of the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(c)          None of the Seller, the Owners or the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless an Indemnified Party provides notice in writing of an actual or threatened claim, or of discovery of any facts or circumstances that the Indemnified Party reasonably believes may result in a claim hereunder, to the Indemnifying Party prior to the expiration of the applicable survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.  For purposes of this Section 8.1, “applicable statute of limitations” means, with respect to any particular representation, warranty, covenant or agreement, the longest limitation period that may apply (under any Law) to any claim or action (asserted or brought by any Indemnified Party against any Indemnifying Party, by any party against any Indemnifying Party or by or against any other Person) that relates in any way to such representation, warranty, covenant or agreement or that constitutes, gives rise to or relates in any way to any actual or alleged inaccuracy in or breach of such representation, warranty, covenant or agreement.  For the avoidance of doubt, where any survival period that extends beyond the expiration of the survival period set forth in Section 8.1(a) or Section 8.1(b) (including any “applicable statute of limitations” survival period) would otherwise be limited by 10 Del. C. § 8106(a), the parties intend that 10 Del. C. § 8106(a) shall not be given effect and 10 Del. C. § 8106(c) shall apply.

8.2          Indemnification by the Seller and the Owners.  The Seller and the Owners shall, (x) severally and not jointly with respect to breaches of the representations, warranties, covenants and agreements concerning each such Owner only (which, for the avoidance of doubt, shall not include representations, warranties, covenants and agreements concerning the Company) and (y) otherwise jointly and severally, save, defend, indemnify and hold harmless the Buyer, Parent and their respective Affiliates (including the Company) and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)          any breach of any representation or warranty made by the Seller or the Owners contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications thereto, including materiality, Material Adverse Effect or subsequent supplements or updates to the Disclosure Schedules);

(b)          any breach of any covenant or agreement by the Seller or any Owner contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of the Company prior to the Closing);

(c)          any Pre-Closing Taxes, except to the extent (i) previously taken into account to reduce the Estimated Cash Purchase Price pursuant to Section 2.4 or (ii) paid by the Seller pursuant to Article VI;

(d)          AfterWords or the Spinoff;

(e)          the matters set forth on Schedule 8.2(e) of the Disclosure Schedules; or

(f)          the matters set forth on Schedule 8.2(f) of the Disclosure Schedules.

8.3          Indemnification by the Buyer.  The Buyer and Parent shall, jointly and severally, save, defend, indemnify and hold harmless the Seller, the Owners and their respective Affiliates and their respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)          any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or other exception set forth therein); or

(b)          any breach of any covenant or agreement by the Buyer or Parent contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

8.4          Procedures.

(a)          A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)          The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 20 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof (except that the defense or prosecution of such claim shall be tendered to the insurance carrier of the R&W Insurance Policy if such carrier has assumed the defense thereof under the R&W Insurance Policy) at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of (but may still participate in) any Third Party Claim (1) with respect to Taxes (except to the extent specifically provided in Section 6.4) or (2) for equitable or injunctive relief, any claim that would impose criminal liability or damages or any claim involving a material customer or supplier of the Indemnified Party, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of (although the Indemnifying Party may still participate in) and to settle such Third Party Claim (except that the defense or prosecution of such claim shall be tendered to the insurance carrier of the R&W Insurance Policy if such carrier has assumed the defense thereof under the R&W Insurance Policy).  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, subject to the Indemnifying Party’s right to control the defense thereof in accordance with this Section 8.4, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right, subject to the other provisions of this Section 8.4, to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder or (iv) requires the consent of the carrier of the R&W Insurance Policy under the terms of the R&W Insurance Policy.

(c)          An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.  If the Indemnifying Party does not notify the Indemnified Party within 20 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall, subject to the other provisions of this Article VIII, pay the amount of such liability to the Indemnified Party on demand.  During such 20-day period, the Indemnified Party shall use commercially reasonable efforts to allow the Indemnifying Party reasonable access, during normal business hours and upon reasonable prior notice, to such information as may be reasonably requested by the Indemnifying Party for purposes of investigating the Direct Claim (provided, however, that failure to provide such access shall not release the Indemnifying Party from any of its obligations under this Article VIII).

(d)          Subject to the other provisions of this Article VIII, including Section 8.7, the Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.  The amount of Loss for which any Indemnified Party may be entitled to seek indemnification pursuant to this Article VIII will be reduced by the amount of any insurance proceeds that are actually received by an Indemnified Party with respect to such Loss (net of any deductible, increase in premiums or other costs or expenses (including Taxes) associated with obtaining such insurance proceeds).

(e)          Subject to the other provisions of this Article VIII, including the limits on indemnification set forth in Section 8.5, the indemnification required hereunder in respect of a Third Party Claim or a Direct Claim shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Indemnity Escrow Fund with respect to any claim for indemnification pursuant to Section 8.2) or the Indemnifying Party (to the extent of any amounts not then held in the Indemnity Escrow Fund) of the amount of actual undisputed Losses in connection therewith within five Business Days after such Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII.

(f)           Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(g)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages except to the extent payable to a third party.

(h)          In the event of any breach giving rise to an indemnification obligation under this Article VIII, each Indemnified Party shall take, and cause its Affiliates to take, necessary steps to mitigate any Losses associated with the related breach to the extent required by Law.

8.5          Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)          an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $10,000 (the “Basket”), in which case the Indemnifying Party shall be liable for the full amount of such Losses from the first dollar thereof;

(b)          the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to $420,000 (the “General Cap”); provided, that the Basket and the General Cap shall not apply to Losses arising out of, or relating to the inaccuracy or breach of, any Fundamental Representation, any representation or warranty contained in Section 3.16, or to any representation or warranty in the event of Fraud;

(c)          the maximum aggregate amount of indemnifiable Losses (i) that may be recovered from an Indemnifying Party arising out of or relating to an inaccuracy or breach of any Fundamental Representation shall be the Purchase Price, (ii) that may be recovered from an Indemnifying Party arising out of any claim for indemnification pursuant to Section 8.2(e) (A) made on or prior to the date that is 90 months following the Closing Date shall be $20,000,000, (B) made after the date that is 90 months following the Closing Date, but on or prior to the date that is 120 months following the Closing Date, shall be $10,000,000 or (C) made after the date that is 120 months after the Closing Date shall be $5,000,000 or (iii) that may be recovered from an Indemnifying Party arising out of any claim for indemnification pursuant to Section 8.2(f) shall be $5,000,000; and

(d)          the Seller Parties shall not be obligated to indemnify the Buyer or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was specifically taken into account in calculating the Net Adjustment Amount.

8.6          Remedies Not Affected by Investigation, Disclosure or Knowledge.  If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

8.7          R&W Insurance Policy and Indemnity Escrow Fund.

(a)          The Buyer, the Seller and the Owners acknowledge and agree that, with respect to any indemnification claim under Section 8.2(a) other than with respect to Fraud (subject to the limitations elsewhere in this Article VIII), the Buyer shall (i) first, seek to recover Losses from the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, (ii) second, once the Retention on the R&W Insurance Policy has been satisfied, seek to recover Losses from the R&W Insurance Policy, to the extent that recovery therefrom is available, and (iii) third, to the extent not recovered under the R&W Insurance Policy, seek to recover any Losses directly from the Seller Parties.  Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the limitations, if any, on the Buyer’s right to recover under the R&W Insurance Policy shall be solely as set forth therein and nothing in this Agreement shall impact the Buyer’s rights under the R&W Insurance Policy.

(b)          To the extent that the amounts remaining in the Indemnity Escrow Fund exceed 50% of the Indemnity Escrow Amount (such amount in excess of 50% of the Indemnity Escrow Amount, the “Excess Amount”) on the later of (x) the date that is six months after the Closing Date and (y) 15 days following the Company’s receipt of an unqualified opinion from an independent auditor with respect to the Company’s financial statements for its fiscal year ended December 31, 2019, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent to release from the Indemnity Escrow Fund an amount equal to the Excess Amount less an amount necessary to satisfy any claims of the Buyer in respect of claims for indemnification pursuant to Section 8.2 that remain unresolved as of such date, if any.

(c)          To the extent any amounts remain in the Indemnity Escrow Fund on the date that is 12 months after the Closing Date, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent to release from the Indemnity Escrow Fund an amount equal to the then-remaining balance of the Indemnity Escrow Fund less an amount necessary to satisfy any claims of the Buyer in respect of claims for indemnification pursuant to Section 8.2 that remain unresolved as of such date.

8.8         Tax Matters.  In the event of a conflict between the provisions of Article VI and this Article VIII, the provisions of Article VI shall control.  All indemnification payments made under this Agreement shall be treated as an adjustment to the purchase price for Tax purposes, unless otherwise required by applicable Law.

8.9         Right of Set-off.  Subject to the General Cap, the Basket and the other provisions of this Article VIII, the Buyer shall have the right to withhold and set-off against any amounts otherwise payable under the Closing Note, the Contingent Issuance or any Earn-Out Payment required to be paid pursuant to Exhibit D the amount of any Losses (the “Set-off Amount”) in excess of the Indemnity Escrow Fund that any Seller Party may be reasonably required to pay under Section 8.2 pursuant to any good faith claim for indemnification made by an Indemnified Party; provided, that (i) the Buyer shall deliver to the Seller a notice (a “Set-off Notice”) specifying in reasonable detail the nature and dollar amount of the Losses and the Set-off Amount and (ii) to the extent the claims set forth in the Set-off Notice are finally resolved in the favor of the Seller Parties (whether by mutual agreement of the Buyer and the Seller or by final non-appealable order of an arbitration panel or court of competent jurisdiction), the Buyer shall within five Business Days thereafter pay the portion of the Set-off Amount resolved in the favor of the Seller to the Seller.  If any amounts otherwise payable under the Closing Note, the Contingent Issuance or any Earn-Out Payment required to be paid pursuant to Exhibit D is so set-off, the amount of such set-off shall be treated as an adjustment to the Purchase Price once finally determined to be required to be paid to an Indemnified Party under Section 8.2.

8.10        Exclusive Remedy.  Following the Closing, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII, except for (a) any rights of the Buyer and its Affiliates to recover under the R&W Insurance Policy, (b) claims for Fraud, in any which case the parties will have all rights and remedies available under this Agreement and available under any Law or (c) actions for specific performance, injunctive relief of other equitable relief pursuant to Section 10.11.  In furtherance of the foregoing, other than as set forth in this Section 8.10, following the Closing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII.  Notwithstanding anything contained herein to the contrary, nothing in this Section 8.10 shall limit (a) any rights of the Buyer and its Affiliates to recover under the R&W Insurance Policy, (b) claims for Fraud, in any which case the parties will have all rights and remedies available under this Agreement and available under any Law or (c) actions for specific performance, injunctive relief of other equitable relief pursuant to Section 10.11.

ARTICLE IX
TERMINATION

9.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written consent of the Seller and the Buyer;

(b)          (i) by the Seller, if the Seller Parties are not then in material breach of their obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and the Seller Parties breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c)          (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to the Outside Date or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d)          by either (i) the Seller or (ii) the Buyer if the Closing shall not have occurred by December 27, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that, if the Seller has delivered the Audited Financial Statements to the Buyer, the failure of the Audited Financial Statements to meet the criteria set forth in Schedule 5.13 of the Disclosure Schedules shall not be deemed to be a failure of the Seller to fulfill its obligations under this Agreement for purposes of this Section 9.1(d) and it is hereby agreed that the Seller may, in such circumstances, nevertheless terminate this Agreement pursuant to this Section 9.1(d) if the Closing shall not have occurred by the Outside Date;

(e)          by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.10, to have such order, decree, ruling or other action vacated;

(f)           by the Buyer, if between the date hereof and the Closing, an event or condition occurs that has or is reasonably likely to have a Material Adverse Effect; or

(g)          by the Buyer pursuant to and in accordance with Section 5.13 within five Business Days of the delivery of the Audited Financial Statements; provided, for the avoidance of doubt, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) after such fifth Business Day.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

9.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.25 and 4.5 relating to broker’s fees and finder’s fees, Section 5.8(a) relating to confidentiality, Section 5.10 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement (provided, that, notwithstanding anything to the contrary, the failure of the Audited Financial Statements to meet the criteria set forth in Schedule 5.13 of the Disclosure Schedules shall not be deemed to be a breach of this Agreement by the Seller Parties).

ARTICLE X
GENERAL PROVISIONS

10.1        Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement; provided, further, that the Buyer shall be solely responsible for the out-of-pocket cost and expenses associated with the implementation of the Contribution and the Conversion and shall reimburse the Seller Parties and the Company for any of such out-of-pocket cost and expenses advanced by the Seller Parties or the Company upon receipt of copies of final invoices of such costs and expenses from the Seller Parties and the Company (provided, however, that the Seller Parties and the Company shall not incur out-of-pocket costs and expenses with respect to the implementation of the Contribution and the Conversion in excess of $7,500 without the prior written consent of the Buyer).  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

10.2        Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Buyer and the Seller.

10.3        Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

10.4        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller Parties, to:

Drew Peloubet
805 S. Newport Ave.
Tampa, FL 33606
E-mail:  DrewPeloubet@gmail.com

with a copy (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, FL 33602
Attention:  Gregory C. Yadley
E-mail:  gyadley@shumaker.com

(ii)	if to the Buyer or Parent, to:

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
Attention:  Bryan Menar, Chief Financial Officer
E-mail:  bryan_menar@partech.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:  Eduardo Gallardo
E-mail:  EGallardo@gibsondunn.com

and

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
Attention:  Cathy A. King, Vice President & General Counsel
E-mail:  cathy_king@partech.com

10.5        Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

10.6        Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, representations, warranties and understandings and all prior and contemporaneous oral agreements, arrangements, communications, representations, warranties and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

10.7        No Third-Party Beneficiaries.   Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective heirs, successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

10.8        Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

10.9        Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.4 and Exhibit D shall be resolved by the Independent Accounting Firm to the extent contemplated and provided therein.

10.10      Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by (a) the Buyer or Parent without the prior written consent of the Seller or (b) any Seller Party without the prior written consent of the Buyer, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.11      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

10.12      Currency; Payments.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.  All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

10.13      Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.14      Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.15      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

10.16      Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

10.17      Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

10.18      No Presumption Against Drafting Party.  Each of the Buyer, Parent, the Seller and the Owners acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.19      Legal Representation and Preservation of Privilege.  The Buyer and Parent hereby agree, on their own behalf and on behalf of their directors, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Shumaker, Loop & Kendrick, LLP may represent any or all of the Seller Parties or any director, member, partner, officer, employee or Affiliate of any Seller Party in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the Ancillary Agreements, the Consulting Agreements or the transactions contemplated hereby and thereby adverse to the Waiving Parties or any other Person, notwithstanding its representation (or any continued representation) of the Company and/or any of its Subsidiaries or other Waiving Parties, and each of the Buyer and Parent on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty, or any other objection arising therefrom or relating thereto.  The Buyer and Parent acknowledge that the foregoing provision applies whether or not Shumaker, Loop & Kendrick, LLP provides legal services to the Company or any of its Subsidiaries after the Closing Date.  Each of the Buyer and Parent, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company and the Seller Parties and their counsel, including Shumaker, Loop, & Kendrick, LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, the Ancillary Agreements, the Consulting Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications and shall survive, remain with and are controlled by the Seller (the “Privileged Communications”), without any waiver thereof.  Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Buyer, on the one hand, and a third-party other than a Seller Party, on the other hand, Parent or the Buyer may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third-party; provided, however, that none of Parent or the Buyer may waive such privilege without the prior written consent of the Seller.  In the event that Parent, the Buyer or any of their Subsidiaries is legally required by Action or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Parent shall immediately notify the Seller in writing (which notice shall make specific reference to this Section) so that the Seller, at the Seller’s sole cost and expense, can seek a protective order, and Parent agrees to use reasonable best efforts to assist therewith.

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IN WITNESS WHEREOF, the Buyer, Parent and the Seller Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAR TECHNOLOGY CORPORATION

By:	/s/ Savneet Singh
Name: Savneet Singh
Title: Chief Executive Officer & President

PARTECH, INC.

By:	/s/ Savneet Singh
Name: Savneet Singh
Title: President

PJCDSG, INC.

By:	/s/ Drew D. Peloubet
Name: Drew D. Peloubet
Title: CEO

OWNERS:

STEVEN A. ROBERTS

By:	Steven A. Roberts

GARY SALING

By:	/s/ Gary Saling

THE DREW D. PELOUBET FAMILY TRUST DTD 6/29/09

By:	/s/ Drew D. Peloubet

Solely with respect to Sections 3.2, 3.3, 5.3, 5.4, 5.5 and 5.8 and Article X, in each case, as a Seller Party:

DREW D. PELOUBET

By:	/s/ Drew D. Peloubet

Signature Page to Interest  Purchase Agreement